Exhibit 10.51
Redacted Copy
[ * ] = Confidential treatment of certain confidential information contained in this document, marked by brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

License Agreement
By And Between
Novartis International Pharmaceutical Ltd.
And
Array BioPharma, Inc.

[ * ] = Confidential treatment of certain confidential information contained in this document, marked by brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A	–	ARRAY PATENTS
EXHIBIT B	–	SAMPLE INVOICE
EXHIBIT C	–	DEVELOPMENT PLAN
EXHIBIT D	–	EXISTING QUANTITIES OF PRODUCT
EXHIBIT E	–	CALCULATION OF ROYALTY RATE REDUCTION
EXHIBIT F	–	NOVARTIS POLICY ON CORPORATE CITIZENSHIP AND NOVARTIS CORPORATE CITIZENSHIP GUIDELINE #5
EXHIBIT G	–	AZ INVENTORS
EXHIBIT H	–	AZ NON-ROFD COMPOUNDS

LICENSE AGREEMENT
          This LICENSE AGREEMENT (“Agreement”) is made as of this 19th day of April, 2010 (“Effective Date”), by and between Novartis International Pharmaceutical Ltd., a corporation organized and existing under the laws of Bermuda, having its principal place of business at 131 Front Street, Hamilton HM 12 Bermuda (“Novartis”) and Array BioPharma Inc., a corporation organized and existing under the laws of Delaware, having its principal place of business at 3200 Walnut Street, Boulder, Colorado 80301, USA (“Array”). Novartis and Array are each referred to individually as a “Party” and together as the “Parties.”
RECITALS
          WHEREAS, Array owns or controls the Array Patents and Array Know-How (each as defined below) relating to the Array Compounds (as defined below); and
          WHEREAS, Novartis wishes to obtain, and Array wishes to grant, rights to the Array Compounds and the Products on the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows.
1. DEFINITIONS AND INTERPRETATION
     1.1 Definitions. Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.
“Accounting Standards” means, with respect to Array, US GAAP (United States Generally Accepted Accounting Principles) and means, with respect to Novartis, the IFRS (International Financial Reporting Standards), in each case, as generally and consistently applied throughout each Party’s organization.
“Accrued Array Development Costs” has the meaning set forth in Section 5.6(a)(ii).
“Affiliate” means, with respect to a Party, any person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall mean, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. In the case
[ * ] = Confidential treatment of certain confidential information contained in this document, marked by
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of Novartis, “Affiliates” shall also expressly be deemed to include the Novartis Institute for Functional Genomics, Inc., the Friedrich Miescher Institute for Biomedical Research and their respective Affiliates.
“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“Alliance Manager” has the meaning set forth in Section 3.1.
“Alternative Change of Control” means any of the following events: (a) any Alternative Company becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock then outstanding of Array normally entitled to vote in elections of directors, as a result of a single transaction or a series of related transactions; (b) Array consolidates with or merges into an Alternative Company, or any such Alternative Company consolidates with or merges into Array, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least fifty percent (50%) of the outstanding shares of Array preceding the execution of the agreement governing such consolidation or merger; or (c) Array conveys, transfers or leases all or substantially all of its assets to an Alternative Company or an Affiliate of an Alternative Company.
“Alternative Company” means any company other than a Significant Pharmaceutical Company and Affiliates of a Significant Pharmaceutical Company.
“Array” has the meaning set forth in the first paragraph of this Agreement.
“Array Aggregate Cap” has the meaning set forth in Section 5.6(a)(ii).
“Array Annual Cap” has the meaning set forth in Section 5.6(a)(iii).
“Array Co-Detail Effort” has the meaning set forth in Section 7.2(c).
“Array Compounds” means: (a) the compound known as ARRY-162 (the “Lead Compound”); (b) the compound known as ARRY-300; (c) any compound, the structure of which is disclosed as an example in a patent within the Patents Rights listed on Exhibit A and that meets the definition of MEK Modulator; and (d) any corresponding Related Compounds of any of the foregoing, provided that with respect to the compounds described in subsections (c) and (d) above, such compounds shall be deemed Array Compounds only to the extent that they are Controlled by Array or any of its Affiliates. Notwithstanding the foregoing, AZ Candidate Drugs shall be specifically excluded from this definition in all cases.
“Array Development Activities” means all research and pre-clinical and clinical Development activities with respect to the Array Compounds and Products that are specifically designated as Array’s obligations in the Development Plan, including, to the extent provided therein, the manufacturing of the Array Compounds and Products for use in connection therewith.
[ * ] = Confidential treatment of certain confidential information contained in this document, marked by
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“Array Development Costs” has the meaning set forth in Section 5.6(a)(ii).
“Array Group” has the meaning set forth in Section 2.4(d)(i).
“Array Indemnitees” has the meaning set forth in Section 15.2.
“Array Know-How” means any Know-How Controlled by Array or any of its Affiliates as of the Effective Date or thereafter during the term of this Agreement relating to the Array Compounds and/or Products (or, for purposes of Sections 2.1(b) and 4.4, relating to the Array Compounds, Products, AZ Candidate Drugs and/or AZ Licensed Products, as applicable) that is necessary or useful for the research, Development, manufacture, use or Commercialization of the Array Compounds and/or Products (or, for purposes of Sections 2.1(b) and 4.4, relating to the Array Compounds, Products, AZ Candidate Drugs and/or AZ Licensed Products, as applicable) in the Field and to practice the licenses granted hereunder.
“Array Lead Indication” means a single agent therapy for the treatment of colorectal cancer in patients that test positive for a mutation in the KRAS or BRAF gene and, should the JDC so decide in accordance with Section 5.1(c), up to one other Minor Indication, as specified in the Development Plan.
“Array Patents” means (i) any Patent Rights Controlled by Array or any of its Affiliates as of the Effective Date or thereafter during the term of this Agreement having claims covering the Array Compounds and/or Products, their use, composition, formulation, preparation or manufacture or having claims that are necessary or useful for the research, Development, manufacture, use or Commercialization of the Array Compounds and/or Products in the Field and to practice the licenses granted hereunder and (ii) the Patent Rights identified in Exhibit A to this Agreement. For the avoidance of doubt, “Array Patents” shall include any Joint Patents.
“Array Technology” means the Array Know-How and Array Patents.
“Audit Rights Holder” has the meaning set forth in Section 9.4(b).
“Audit Team” has the meaning set forth in Section 9.4(b).
“Auditee” has the meaning set forth in Section 9.4(b).
“AZ” has the meaning set forth in Section 10.3(c).
“AZ Agreement” has the meaning set forth in Section 10.3(c).
“AZ Candidate Drugs” means “Candidate Drugs”, as defined in the AZ Agreement.
“AZ Compounds” means “Compounds”, as defined in the AZ Agreement.
“AZ Licensed Products” mean the “Licensed Products”, as defined in the AZ Agreement.
[ * ] = Confidential treatment of certain confidential information contained in this document, marked by
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“AZ Non-ROFD Compounds” has the meaning set forth in Section 14.2(y).
“AZ Termination Date” means the effective date on which the AZ Agreement is terminated or is otherwise not in effect.
“Business Day” means a day that is not a Saturday, Sunday or other day (i) which is a public holiday in New York, New York or Hamilton, Bermuda or (ii) which is a recognized Federal holiday in the United States of America.
“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
“Calendar Year” means a period of twelve (12) consecutive calendar months ending on December 31. For purposes hereof, the period from the Effective Date through December 31, 2010 shall be deemed the first (1st) Calendar Year.
“Change of Control” means any of the following events: (a) any Significant Pharmaceutical Company becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock then outstanding of Array normally entitled to vote in elections of directors, as a result of a single transaction or a series of related transactions; (b) Array consolidates with or merges into a Significant Pharmaceutical Company or an Affiliate of a Significant Pharmaceutical Company, or any such Significant Pharmaceutical Company or Affiliate consolidates with or merges into Array, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least fifty percent (50%) of the outstanding shares of Array preceding the execution of the agreement governing such consolidation or merger; or (c) Array conveys, transfers or leases all or substantially all of its assets to a Significant Pharmaceutical Company or an Affiliate of a Significant Pharmaceutical Company.
“Claims” means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs and other reasonable expenses of any nature whatsoever.
“Co-Detail Meeting” has the meaning set forth in Section 7.2(c).
“Co-Detail Notice” has the meaning set forth in Section 7.2(a).
“Co-Detail Option” has the meaning set forth in Section 7.2(a).
“Co-Detail Option Exercise Notice” has the meaning set forth in Section 7.2(a).
“Co-Detailed Product” has the meaning set forth in Section 7.2(a).
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“Co-Detailing/Co-Detail” means co-Detailing activities for the Products to be conducted by Array through its own sales force in the United States in the event that Array exercises its rights under Section 7.2.
“Co-Detailing Agreement” has the meaning set forth in Section 7.2(e).
“Code” has the meaning set forth in Section 12.3.
“Combination Product” means any pharmaceutical product (in a single formulation) containing one or more other active pharmaceutical ingredients in addition to any Array Compound.
“Commercialization Plan” has the meaning set forth in Section 7.2(b).
“Commercialize” means to market, promote, distribute, import, export, offer to sell and/or sell the Products and/or conduct other Commercialization activities, and “Commercialization” means commercialization activities relating to the Products, including without limitation, activities relating to marketing, promoting, distributing, importing, exporting, offering for sale or selling Products. For clarity, Commercialization activities shall also include planning and implementation relating to such commercialization activities, distribution, booking of sales, and pricing and reimbursement activities.
“Commercially Reasonable Efforts” means the expenditure of those efforts and resources used consistent with the usual practice of Novartis or Array, as the case may be, in actively and diligently pursuing development or commercialization of its other similarly important innovative pharmaceutical products with similarly significant market potential and at a similar stage in development.
“Committees” has the meaning set forth in Section 5.9.
“Competing Product” means any product, other than any product containing a compound licensed to Novartis pursuant to Section 2.1 of this Agreement, that includes, as an active pharmaceutical ingredient an agent that is a MEK Modulator, provided that a Generic Equivalent Commercialized by or on behalf of Novartis and/or its Affiliates (including any product commercialized by a licensee of Novartis or its Affiliates) shall be excluded from the scope of Competing Product.
“Competing Product Infringement” has the meaning set forth in Section 10.3(a).
“Confidential Information” means all Know-How and other proprietary information and data of a financial, commercial or technical nature which the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement. For the purposes hereof, this Agreement and the terms contained herein shall constitute Confidential Information of both Parties.
[ * ] = Confidential treatment of certain confidential information contained in this document, marked by brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Conforming Compound or Product” has the meaning set forth in Section 6.1(b)(iv).
“Contract Year” means a period of twelve (12) consecutive calendar months beginning July 1 and ending on June 30. For purposes of this Agreement, Contract Year 1 (also referred to as the first (1st) Contract Year or Contract Year 2010), shall mean the period from the July 1, 2010 through June 30, 2011; Contract Year 2 (also referred to as the second (2nd) Contract Year or Contract Year 2011), shall mean the period from the July 1, 2011 through June 30, 2012, Contract Year 3 (also referred to as the third (3rd) Contract Year or Contract Year 2012), shall mean the period from the July 1, 2012 through June 30, 2013, etc.
“Control” or “Controlled” means, with respect to any Know How, Patent Rights, other intellectual property rights, or any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise) of a Party or its Affiliates to grant a license or a sublicense of or under such Know How, Patent Rights, or intellectual property rights to another Person, or to otherwise disclose such proprietary or trade secret information to another Person, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.
“Current Trial” means the Phase I Clinical Trial of the Lead Compound being conducted by Array in cancer patients as of the Effective Date.
“Decision Period” has the meaning set forth in Section 2.4(c).
“Detail” means a face to face discussion between a sales representative and a Prescriber for the purposes of discussing and informing such Prescriber of the characteristics of the Products. When used as a verb, the terms “Detail” or “Detailing” means to perform a Detail.
“Develop” or “Development” means drug development activities, including, without limitation, preclinical and clinical activities, test method development and stability testing, assay development and audit development, toxicology, formulation, manufacturing and distribution of Array Compounds and Products for use in clinical trials including placebos and comparators as the case may be, development activities with respect to a diagnostic product, quality assurance/quality control development, statistical analysis, clinical studies, packaging development, regulatory affairs, and the preparation, filing and prosecution of NDAs and MAAs.
“Development Budget” means the budget for the Parties’ research and Development of Array Compounds and the Products, which budget is included in the Development Plan.
“Development Costs” means all Out-of-Pocket Costs and FTE Costs incurred by or on behalf of a Party or its Affiliates in connection with the research and Development of the Array Compounds or Products in accordance with the applicable approved Development Plan (including the Development Budget), in accordance with the expense recognition provisions of the Accounting Standards, including, without limitation, the costs of
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preclinical testing, toxicology, formulation, clinical trials, the preparation, collection and/or validation of data from such clinical trials and the preparation of medical writing and publishing on the data and results obtained from such clinical trials, in each case to the extent that such activities, Out-of-Pocket Costs and FTE Costs are consistent with the Development Plan and Development Budget. For purposes of the preceding sentence, costs shall be deemed to be incurred in accordance with an applicable approved Development Plan if they were incurred in the performance of the activities specified in the Development Plan and do not exceed by more than ten percent (10%) the amount budgeted in the Development Budget for such activities (unless such overage has been approved by the JDC). Without limiting the generality of the foregoing, Development Costs shall include, to the extent included in the scope set forth above, Out-of-Pocket Costs and/or FTE Costs for:
(a)	internal scientific, medical or technical personnel engaged in such efforts, which costs shall be determined based on the FTE Rate and represented in the FTE Costs;

(b)	clinical supply, including without limitation (i) Out-of-Pocket Costs and/or FTE Costs incurred in manufacturing or procuring clinical supplies, including reasonable Out-of-Pocket Costs and/or FTE Costs incurred in connection with the development of the manufacturing process for such clinical supplies, but excluding any capital expenditures or qualification or validation expenses relating to any manufacturing facility, (ii) Out-of-Pocket Costs and/or FTE Costs incurred to purchase and/or package placebos and comparator drugs, and (iii) Out-of-Pocket Costs and/or FTE Costs incurred in disposal of clinical samples;

(c)	Regulatory Filings to the extent such costs are to be considered Development Costs in accordance with the overall Development Plan; and

(d)	identification, synthesis, qualification and/or validation batches of the Array Compounds and/or Products.
It is understood that only those FTEs directly performing Development activities under the Development Plan will be charged as Development Costs. For clarity, the only costs to be included as Development Costs are FTE Costs and Out-of-Pocket Costs.
“Development Plan” means the plan for the Parties’ research and Development of Array Compounds and the Products which is attached as Exhibit C, as amended from time to time by the JDC pursuant to Section 5.1(d), and including the related Development Budget.
“Dominating Patent Rights” has the meaning set forth in Section 8.7(c).
“Effective Date” has the meaning set forth in the first paragraph of this Agreement.
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“EMEA” means the European Medicines Agency or any successor entity thereto.
“Encumbrance” means any claim, charge, equitable interest, lien, mortgage, pledge, option, license, assignment, power of sale, retention of title, right of preemption, right of first refusal or security interest of any kind.
“Enforcement” has the meaning set forth in Section 10.3(b)(i)(C).
“Enforcement Costs” has the meaning set forth in Section 10.3(b)(i)(C).
“Effective Date” has the meaning set forth in the first paragraph of this Agreement.
“Existing Product Cost” has the meaning set forth in Section 6.1(b).
“Existing Quantities of Product” has the meaning set forth in Section 6.1(b).
“Ex-Oncology Field” means all fields of use other than the diagnosis, treatment, palliation, and/or prevention of cancer in humans.
“FDA” means the United States Food and Drug Administration or any successor entity thereto.
“Field” means all fields of use.
“First Commercial Sale” shall mean the first sale of a Product, by or under the authority of Novartis, an Affiliate of Novartis, or their licensees or Sublicensees to a Third Party in a country following Regulatory Approval and pricing and reimbursement approval of such Product in that country or, if no such Regulatory Approval or similar approval is required, the date upon which such Product is first commercially launched in such country; provided that First Commercial Sale shall not include any distribution or other sale solely for so-called treatment investigational new drug sales, named patient sales, compassionate or emergency use sales or pre-license sales, in each case provided that such Product is sold at or below cost.
“FPFV” or “First Patient First Visit” means the completion, in accordance with applicable study protocol and regulations, of a first study visit by a human subject in a clinical trial.
“FTE” means a full time equivalent person year [***] of work performing Development or Commercialization of Products hereunder (or in the case of Array, to be reimbursed under Section 7.2 below). For clarity, indirect personnel (including support functions such as managerial, financial, legal or business development) shall not constitute FTEs.
“FTE Costs” for a given period means the product of (a) the total FTEs (proportionately, on a per-FTE basis) dedicated by a Party or its Affiliates in the particular period to the direct performance of the activities allocated to such Party under and in accordance with the applicable Development Plan and Development Budget, as applicable, and (b) the FTE Rate.
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“FTE Rate” means a rate per FTE equal to [***] per annum (which may be prorated on a daily or hourly basis as necessary) with respect to Development or Commercialization activities conducted pursuant to this Agreement. “FTE Rate” shall be deemed to include all direct and indirect costs of each Party’s FTEs (including personnel and travel expenses, and the costs of managerial, financial, legal or business development personnel supporting the activities of such FTEs).
“Fully Burdened Manufacturing Cost(s)” of Novartis means the costs of all resources and any and all operations (including packaging for shipment) carried out by or on behalf of Novartis or its Affiliates or subcontractors in order to manufacture and supply the Product, established in accordance with Novartis accounting procedures and Accounting Standards as consistently applied by Novartis.
“Generic Equivalent” means, with respect to any Product in a given country, any true generic product (i.e., a non-proprietary product) with the same active ingredient(s) and administration route as such Product.
“Good Faith Pending Claim” means a claim in a patent application directed to subject matter that has been pending less than five years from its first priority date and for which there is a good faith argument for patentability.
“ICC” has the meaning set forth in Section 17.5(b).
“IND” means an Investigational New Drug application in the US filed with the FDA or the corresponding application for the investigation of Products in any other country or group of countries, as defined in the applicable laws and regulations and filed with the Regulatory Authority of a given country or group of countries.
“Indemnification Claim Notice” has the meaning set forth in Section 15.3(b).
“Indemnified Party” has the meaning set forth in Section 15.3(b).
“Indemnifying Party” has the meaning set forth in Section 15.3(b).
“Initial Product” means the Product containing the Lead Compound under Development by Array as of the Effective Date.
“Insolvency Event” means, in relation to either Party, any one of the following: (a) that Party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against such Party (except for involuntary bankruptcy proceedings which are dismissed within sixty (60) days); (b) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party (collectively, the “Receiver”) and that Party has not caused the underlying action or the Receiver to be dismissed within sixty (60) days after the Receiver’s appointment; (c) the Board of Directors have passed a resolution to wind up that Party, or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganization of that Party; (d) a resolution shall have been passed by that Party or that
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Party’s directors to make an application for an administration order or to appoint an administrator; or (e) that Party makes a general assignment, composition or arrangement with or for the benefit of all or the majority of that Party’s creditors, or makes, suspends or threatens to suspend making payments to all or the majority of that Party’s creditors.
“Joint Development Committee” or “JDC” means the committee established under Section 3.2.
“Joint Know-How” means any Know-How which is jointly Controlled by Array (or any of its Affiliates) and Novartis (or any of its Affiliates) at any time during the Term of this Agreement.
“Joint Patents” means any Patent Rights which are jointly Controlled by Array (or any of its Affiliates) and Novartis (or any of its Affiliates) at any time during the Term of this Agreement.
“Joint Technology” means the Joint Know-How and Joint Patents.
“Know-How” means all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, relevant to the development, manufacture, use or commercialization of and/or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof.
“Lead Compound” has the meaning set forth in the definition of Array Compounds.
[***]
“MAA” means an application for the authorization to market a Product in any country or group of countries outside the United States, as defined in the applicable laws and regulations and filed with the Regulatory Authority of a given country or group of countries.
“Major EU Countries” means France, Germany, Italy, Spain, and the United Kingdom.
“Major Indication” shall mean breast cancer, colorectal cancer, non-small cell lung cancer, and prostate cancer. For the purposes of this Agreement, [***] shall also be considered a Major Indication.
“Manufacturing Patent Rights” has the meaning set forth in Section 8.7(c).
[ * ] = Confidential treatment of certain confidential information contained in this document, marked by brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“MEK” means mitogen — activated ERK kinase.
“MEK Modulator” means a compound that directly binds to MEK and inhibits the activity of MEK (i.e., inhibits the phosphorylation of ERK). For the avoidance of doubt, this shall not include a compound that is [***].
“MHLW” means the Japanese Ministry of Health, Labour and Welfare.
“Minor Indication” shall mean any oncology indication other than a Major Indication.
“MTD” means maximum tolerated dose.
“Milestones” means the milestones relating to the Products as set forth in Section 8.2(a).
“Milestone Payments” means the payments to be made by Novartis to Array upon the achievement of the corresponding Milestones as set forth in Section 8.2.
“NDA” means a New Drug Application in the United States for authorization to market a Product, as defined in the applicable laws and regulations and filed with the FDA.
“Net Sales” means, with respect to any Product, the gross amount invoiced by or on behalf of Novartis and any of its Affiliates or Sublicensees for such Product sold to Third Parties (other than sales to Sublicensees for resale) in bona fide, arm’s-length transactions, less the following deductions, determined in accordance with the Accounting Standards as generally and consistently applied by Novartis, to the extent included in the gross invoiced sales price of any Product or otherwise directly paid or accrued by Novartis, its Affiliates or Sublicensees with respect to the sale of such Product:
(a)	Normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of such Product;

(b)	Amounts repaid or credited by reason of defects, rejection, recalls, returns, rebates and allowances of goods, or because of retroactive price reductions specifically identifiable to such Product;

(c)	Chargebacks and other amounts paid on the sale or dispensing of such Product;

(d)	Amounts payable resulting from governmental (or agency thereof) mandated rebate programs;

(e)	Third Party cash rebates and chargebacks related to sales of such Product, to the extent actually allowed;

(f)	Tariffs, duties, excise, sales, value-added, and other taxes (other than taxes based on income);
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(g)	Retroactive price reductions that are actually allowed or granted;

(h)	Cash discounts for timely payment;

(i)	Delayed ship order credits;

(j)	Discounts pursuant to indigent patient programs and patient discount programs, including, without limitation, “Together Rx” and coupon discounts;

(k)	All freight, postage and insurance included in the invoice price;

(l)	Amounts repaid or credited for uncollectible amounts on previously sold units of such Product; and

(m)	[***] for distribution and warehousing expenses.
All as determined in accordance with Novartis’ usual and customary accounting methods and the Accounting Standards (IFRS), as consistently applied at Novartis. Sales from Novartis to its Affiliates and Sublicensees for resale shall be disregarded for the purpose of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to Third Parties shall not be deducted from the invoice price in the calculation of Net Sales.
Furthermore:
(i)	In the case of any sale or other disposal of a Product between or among Novartis and its Affiliates, and Sublicensees for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party;

(ii)	In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time all of the revenue recognition criteria under Novartis’ Accounting Standards are met;

(iii)	In the case of any sale or other disposal for value, such as barter or countertrade, of any Product, or part thereof, otherwise than in an arm’s-length transaction exclusively for money, Net Sales shall be calculated as above on the fair market value of the non-cash consideration received as agreed by the Parties or the fair market price (if higher) of the Product in the country of sale or disposal; and

(iv)	In the event that the Product is sold as a Combination Product, the Net Sales of the Product, for the purpose of determining royalty payments, shall be determined by multiplying the Net Sales (as defined above in this Section) of the Combination Product by the fraction A/(A+B), where A is
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the weighted (by sales volume) average sales price in a particular country of the Product when sold separately in finished form and B is the weighted average sales price in that country of the other product(s) sold separately in finished form. In the event that such average sales price cannot be determined for both the Product and the other product(s) in the combination, Net Sales for purposes of determining royalty payments shall be agreed by the Parties based on the relative value contributed by each component, and such agreement shall not be unreasonably withheld.
“Novartis” has the meaning set forth in the first paragraph of this Agreement.
“Novartis Development Activities” means all research and pre-clinical and clinical Development activities with respect to the Array Compounds and Products that are specifically designated as Novartis’ obligations in the Development Plan (including, to the extent provided therein, manufacturing of Array Compounds and Products for use in connection therewith).
“Novartis Indemnitees” has the meaning set forth in Section 15.1.
“Ongoing Studies” has the meaning set forth in Section 2.4(b).
“Opt-Out Effective Time” has the meaning set forth in Section 5.7(a).
“Opt-Out Notice” has the meaning set forth in Section 5.7(a).
“Opt-Out Option” has the meaning set forth in Section 5.7(a).
“Out-of-Pocket Costs” means direct project expenses paid or payable to Third Parties which are specifically identifiable and incurred for services or materials provided by them directly in their performance of the applicable Development Plan or for use in the Development Plan, to Develop the Array Compounds and/or Products in the Territory; such expenses to have been recorded as income statement items in accordance with Accounting Standards and for the avoidance of doubt, not including pre-paid amounts (until expensed in accordance with Accounting Standards, in accordance with the Development Plan and Development Budget). For clarity, Out-of-Pocket Costs do not include capital expenditures, payments for internal salaries or benefits; facilities; utilities; general office or laboratory supplies; information technology; and the like, or any expenses incurred by FTEs (all of which shall be deemed included in the FTE Rate).
“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.
“Patent Rights” means all patents and patent applications, including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, and supplemental protection certificates and the like of any of the foregoing.
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“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.
“Personal Information” means any information that can be used to identify, describe, locate or contact an individual, including but not limited to (a) name or initials; (b) home or other physical address; (c) telephone number; (d) email address or online identifier associated with the individual; (e) social security number or other similar government identifier; (f) employment, financial or health information; (g) information specific to an individual’s physical, physiological, mental, economic, racial, political, ethnic, ideological, cultural or social identity; (h) photographs; (i) dates relating to the individual (except years alone); (j) financial account numbers; (k) genetic material or information; (l) business contact information and (k) any other information relating to an individual that, alone or in combination, with any of the above, can be used to identify an individual.
“Pharmacovigilance Agreement” has the meaning set forth in Section 7.3(a).
“Phase I Clinical Trial” means any clinical study conducted on sufficient numbers of human subjects to establish that the Product is reasonably safe for continued testing and to support its continued testing in Phase II Clinical Trials. “Phase I Clinical Trial” shall include without limitation any clinical trial that would satisfy requirements of 21 C.F.R. § 312.21(a).
“Phase II Clinical Trial” means all human clinical trials in any country that is intended initially to evaluate the effectiveness of the Array Compounds and the Products for a particular indication or indications in human subjects with the disease or indication under study or that would otherwise satisfy the requirements of 21 CFR 312.21(b).
“Phase III Clinical Trial” means a human clinical trial of a Product on patients, which trial is designed to: (a) establish that a Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; (c) support Regulatory Approval of such Product; and (d) be consistent with 21 CFR § 312.21(c).
“Prescriber” means a healthcare professional authorized to prescribe a Product or issue hospital orders for a Product, in each case in a relevant country of the Territory, or those other allied professionals that are part of the treatment team and who are recognized for this purpose in the Commercialization Plan, as applicable.
“Product” means any product containing an Array Compound, in all forms, presentations, doses and formulations.
“Product Marks” has the meaning set forth in Section 10.5.
“Project Team” has the meaning set forth in Section 5.1(b).
“Regulatory Approval” means, with respect to a Product in any country or jurisdiction, any approval (including when applicable approval for clinical trials and where required,
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pricing and reimbursement approvals), registration, license or authorization from a Regulatory Authority in a country or other jurisdiction that is necessary to market and sell such Product in such country or jurisdiction.
“Regulatory Authority” means any governmental agency or authority responsible for granting Regulatory Approvals for Products, including the FDA, EMEA, and MHLW and any corresponding national or regional regulatory authorities.
“Regulatory Filings” means, with respect to the Array Compounds or Products, any submission to a Regulatory Authority of any appropriate regulatory application together with any related correspondence and documentation, and shall include, without limitation, any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto. For the avoidance of doubt, Regulatory Filings shall include any IND, NDA, MAA or the corresponding application in any other country or group of countries.
“Related Compounds” means, with respect to a particular compound:
(a)	prodrugs and active metabolites thereof (provided in the case of active metabolites that such metabolites are themselves MEK Modulators);

(b)	all stereoisomers and diastereoisomers thereof and of the compounds described in Sections (a), (c), (d), (e) and (f);

(c)	all tautomers, including purified tautomers, the corresponding tautomeric mixtures and any combination of tautomers in any degree of tautomeric purity thereof and of the compounds described in Sections (a), (b), (d), (e), and (f);

(d)	all salt forms and esters thereof and of the compounds described in Sections (a), (c), (e), and (f);

(e)	all crystal and amorphous forms thereof and of the compounds described in Sections (a), (d) and (f); and

(f)	all derivatives of such compound or the compounds described in Sections (a), (b) and (c) consisting of one or more atoms substituted with a radio isotope of the same element (including derivatives containing deuterium substituted for hydrogen).
“Responsible Party” has the meaning set forth in Section 10.2(a)(ii).
“Restricted Period” has the meaning set forth in Section 2.4(c).
“Restricted Product” has the meaning set forth in Section 2.4(c).
“Royalty Floor” has the meaning set forth in Section 8.8.
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“Royalty Term” has the meaning set forth in Section 8.3(b).
“Sales & Royalty Report” means a written report or reports showing each of: (a) the Net Sales of each Product in the Territory during the reporting period by Novartis and its Affiliates and Sublicensees and the calculation thereof and (b) the royalties payable, in United States Dollars, which shall have accrued hereunder with respect to such Net Sales.
“Senior Officers” means, for Novartis, [***] or its designee, and for Array, the [***] of Array BioPharma, Inc. or its designee.
“Significant Pharmaceutical Company” means with respect to a given Change of Control transaction, a company in the pharmaceutical industry that in its most recent fiscal year completed prior to announcement of such Change of Control had annual [***], as reflected in such company’s financial statements, at the prevailing currency exchange rates in effect at the end of such fiscal year.
“Significant Pharmaceutical Company Group” has the meaning set forth in Section 2.4(d).
“Sublicensee” means an entity to whom Novartis has granted a right to Develop, manufacture, sell and/or otherwise Commercialize a Product pursuant to Section 2.2; and “Sublicense” shall mean the grant of such rights. As used in this Agreement, “Sublicensee” shall not include a wholesaler or reseller of a Product who does not market or promote such Product.
“Technology Transfer” has the meaning set forth in Section 4.1.
“Territory” means worldwide.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Third Party IP” has the meaning set forth in Section 8.7(b).
“Transition Date” has the meaning set forth in Section 5.5(d).
“United States” or “US” means the United States of America, its territories and possessions.
“USD,” “United States Dollar,” “US Dollar,” or “US$” means the lawful currency of the United States.
“Valid Claim” means, with respect to any country, a claim of an issued patent (as may be extended through supplementary protection certificate or patent term extension or the like) Controlled by Array or its Affiliates or jointly by Array and Novartis (or their Affiliates) that has not expired or been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable
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time period) or a Good Faith Pending Claim that has not been revoked, cancelled, withdrawn, held invalid or abandoned.
“Wind-down Period” has the meaning set forth in Section 13.3(a)(ii).
“Withdrawal Notice” has the meaning set forth in Section 5.9.
     1.2 Interpretation. In this agreement unless otherwise specified:
(a)	“includes” and “including” shall mean respectively includes and including without limitation;

(b)	a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted;

(c)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(d)	the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits and attachments;

(e)	the headings in this Agreement are for information only and shall not be considered in the interpretation of this Agreement; and

(f)	the Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party participated in the preparation of this Agreement.
2. LICENSE
     2.1 License Grant.
(a)	Subject to the terms and conditions of this Agreement, Array hereby grants to Novartis an exclusive, sub-licensable (to the extent permitted pursuant to Section 2.2) license, under the Array Technology and Array’s interest in any Joint Technology to research, Develop, make, use, import, offer for sale, sell and otherwise Commercialize, or to have any of the foregoing done on its behalf (as provided in Section 2.2), the Array Compounds and Products in the Territory. It is understood that with respect to ARRY-162, ARRY-300, Related Compounds of ARRY-162 and ARRY-300, as well as the AZ Non-ROFD Compounds and Related Compounds of the AZ Non-ROFD Compounds, the foregoing
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license shall extend to the entire Field, including the Ex-Oncology Field. With respect to all other Array Compounds, the foregoing license shall extend to the entire Field other than the Ex-Oncology Field unless and until any such Array Compound becomes an AZ Non-ROFD Compound, at which time the foregoing license with respect to such AZ Non-ROFD Compound shall extend to the entire Field, provided that, notwithstanding the foregoing, Array agrees that it will not license such other Array Compounds at any time to any Third Party (other than to AZ as a result of a request by Novartis under Section 14.3(a)(vii) that Array trigger the Right of First Discussion under the AZ Agreement).

(b)	Subject to the terms and conditions of this Agreement and to the extent not inconsistent with Array’s obligations under the AZ Agreement, Array hereby grants to Novartis an exclusive, sub-licensable (to the extent permitted pursuant to Section 2.2) license, under the Patent Rights and Know-How, in each case that are Controlled by Array, including Array’s interest in any Joint Technology, to research, Develop, make, use, import, offer for sale, sell and otherwise Commercialize, or to have any of the foregoing done on its behalf (as provided in Section 2.2), the AZ Candidate Drugs and AZ Licensed Products in the Ex-Oncology Field in the Territory.

(c)	For the avoidance of doubt, the foregoing licenses are exclusive to Novartis and Array has no retained rights with respect to the Array Compounds and Products in the Field in the Territory, except for (i) with respect to Array Compounds which are AZ Compounds (other than AZ Non-ROFD Compounds), the rights necessary to comply to the extent applicable with the Right of First Discussion under Section 4.4 of the AZ Agreement and with the terms of any license granted to AZ pursuant to such Right of First Discussion, and (ii) the activities to be undertaken by or on behalf of Array pursuant to the terms of this Agreement.
     2.2 Sublicense and Subcontract Rights.
(a)	Novartis may exercise its rights and perform its obligations under this Agreement itself or through any of its Affiliates without the prior written consent of Array.

(b)	In connection with exercising its rights and obligations under this Agreement, Novartis may Sublicense or subcontract to Third Parties the performance of tasks and obligations with respect to the Development, manufacture and/or Commercialization of Products as Novartis deems appropriate and without the prior written consent of Array; provided, that (i) Novartis remains the primary party performing Development and Commercialization of such Product in the United States and Major EU Countries and (ii) Novartis shall remain responsible to Array for all
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activities of its Affiliates and Sublicensees to the same extent as if such activities had been undertaken by Novartis itself.

(c)	Novartis shall remain responsible for its obligations under this Agreement that have been delegated, subcontracted or sublicensed to any of its Affiliates, Sublicensees and/or subcontractors.
     2.3 No Other Rights. Except for the rights and licenses expressly granted in this Agreement, Array retains all rights under its intellectual property, and no additional rights shall be deemed granted to Novartis by implication, estoppel or otherwise. For clarity, the licenses and rights granted in this Agreement shall not be construed to convey any licenses or rights under the Array Patents, Array Know-How or Array’s interest in the Joint Patents and Joint Know-How with respect to any active pharmaceutical ingredient other than the Array Compounds; nor any right to any intermediate or other composition for any use other than the Array Compounds.
     2.4 Exclusivity; Non-Competes.
(a)	[***], neither Array nor any of its Affiliates will conduct, intentionally enable or participate in, directly or indirectly (including by licensing or otherwise granting rights to any Third Party) [***]. For the avoidance of doubt, nothing in this Section 2.4(a) shall limit or restrict the right of Array or any of its Affiliates to conduct, enable or participate in [***]. In addition, notwithstanding the foregoing, Array shall have the right to [***].

(b)	[***], neither Novartis nor any of its Affiliates will conduct, intentionally enable or participate in, directly or indirectly (including by licensing or otherwise granting rights to any Third Party) [***]. For the avoidance of doubt, nothing in this Section 2.4(b) shall limit or restrict the right of Novartis or its Affiliates to conduct, enable or participate in [***]. In addition, notwithstanding the foregoing, Novartis shall have the right to [***]. The Parties acknowledge that Novartis is a party to an agreement with a Significant Pharmaceutical Company for the purpose of [***]. Pursuant to such agreement, [***].

(c)	If a Party or any of its Affiliates signs a definitive agreement whereby it would merge with a Person (or an Affiliate thereof) that is conducting clinical development of or Commercializing any Competing Product, or acquire, be acquired by or otherwise be merged with a Person (or an Affiliate thereof) that is conducting clinical development of or Commercializing any Competing Product, in each case in a manner that would result in a violation of Section 2.4(a) or 2.4(b) above, as applicable (each such Competing Product that would lead to such a violation, a “Restricted Product”), then such Party or its Affiliate shall promptly notify the other Party in writing and, shall elect as promptly as reasonably possible but in no event later than three (3) months after the
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closing date of such definitive agreement (such period, the “Decision Period”), to do one of the following within a maximum period of [***] after the expiry of the Decision Period (such period, the “Restricted Period”): (A) in the case of both Array and Novartis, divest itself of such Restricted Product and notify the other Party in writing of such divesture or (B) in the case of Novartis, terminate this Agreement in accordance with Section 12.5. Divestiture of a Restricted Product may include an outright sale or an exclusive license under which the licensor does not retain any rights to conduct or alter clinical development or commercialization activities with respect to the Restricted Product. For clarity, the Development or Commercialization of such Restricted Product during the Restricted Period shall not constitute a violation of Section 2.4(a) or 2.4(b).

(d)	Notwithstanding the other provisions of this Section 2.4:
(i)	In the event of a Change of Control of Array, the Significant Pharmaceutical Company and its Affiliates other than the Array Group (collectively, the “Significant Pharmaceutical Company Group”) will not be deemed to be Affiliates of Array for purposes of Section 2.4 and the definitions of Array Patents or Array Know–How, provided, that, and only so long as (A) no Array Patent Rights or confidential Array Know-How are used by, or disclosed in any material manner to, such Significant Pharmaceutical Company Group, for use with a Competing Product, (B) the Significant Pharmaceutical Company Group segregates the Array Group’s personnel and activities with respect to the Product or Array Compounds from all programs of the Significant Pharmaceutical Company Group directed to the development and/or commercialization of Competing Product(s), and (C) to the extent such Significant Pharmaceutical Company Group Controls Dominating Patent Rights, Novartis is hereby granted a worldwide, non-exclusive, sublicensable (subject to the limitations set forth in Section 2.2(b) above) license under such Dominating Patent Rights to research, Develop, make, use, import, offer for sale, sell and otherwise Commercialize (or to have any of the foregoing done on its behalf) the Array Compounds and Products being Commercialized, or for which clinical trials are being conducted, by Novartis at the time of such Change of Control (or if such Change of Control occurs prior to the [***] of the Effective Date, then for which clinical trials are being conducted by Novartis at any time thereafter until the [***] of the Effective Date), in each case in the Field and in the Territory. Furthermore, in the Event of a Change of Control, Novartis shall have the rights set forth in Section 12.4. For the purposes hereof, the “Array Group” includes Array and its controlled Affiliates as in existence
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immediately prior to announcement of the Change of Control. Notwithstanding the foregoing, if the Significant Pharmaceutical Company is AstraZeneca or its affiliate, then a license, disclosure or performance under the AZ Agreement shall not be deemed to violate the conditions of (A) above (i.e., AstraZeneca and its affiliates shall not be deemed to be Affiliates of Array under this Section 2.4(d)(i) solely because of a license, performance or disclosure under the AZ Agreement).
(ii)	In the event of an Alternative Change of Control of Array, (A) the Alternative Company and its Affiliates will be deemed to be Affiliates of Array except for purposes of the definitions of Array Patents or Array Know–How and (B) Novartis shall be granted a worldwide, non-exclusive, sublicensable (subject to the limitations set forth in Section 2.2(b) above) license under any Dominating Patent Rights of the Alternative Company or its Affiliates to research, Develop, make use, import, offer for sale, sell and otherwise Commercialize (or to have any of the foregoing done on its behalf) the Array Compounds and Products being Commercialized, or for which clinical trials are being conducted, by Novartis at the time of such Alternative Change of Control (or if such Alternative Change of Control occurs prior to the [***] of the Effective Date, then for which clinical trials are being conducted by Novartis at any time thereafter until the [***] of the Effective Date), in each case for use in the Field and in the Territory. For the avoidance of doubt, Section 2.4 will apply to the Alternate Company and its Affiliates in all cases from and after the closing date of the Alternative Change of Control.

(iii)	The licenses to Dominating Patent Rights granted to Novartis under Section 2.4(d)(i)(C) and 2.4(d)(ii)(B): (A) shall be fully paid and royalty free except to the extent such Dominating Patent Rights have been in-licensed or otherwise acquired by the entity granting the license hereunder from a Third Party, in which case Novartis shall have the option to (1) accept the grant of such license and reimburse such entity for any payments owing to such Third Party by reason of Novartis’ exercise of rights granted under this section with respect to such Dominating Patent Rights or (2) reject the grant of such license and have no payment obligation to such entity and (B) shall continue in effect until the termination of the license granted to Novartis under Section 2.1.
3. GOVERNANCE
     3.1 Alliance Managers. Within thirty (30) days following the Effective Date, each Party will appoint (and notify the other Party of the identity of) a senior representative having a
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general understanding of pharmaceutical Development and Commercialization issues to act as its alliance manager under this Agreement (“Alliance Manager”). The Alliance Managers will serve as the contact point between the Parties for the purpose of providing the other Party with information on the progress of Development and Commercialization of the Product(s) and will be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties; providing single point communication for seeking consensus both internally within the respective Party’s organization and together regarding key global strategy and planning issues, as appropriate, including facilitating review of external corporate communications; and raising cross-Party and/or cross-functional disputes in a timely manner. Each Party may replace its Alliance Manager by notice to the other Party.
     3.2 Joint Development Committee.
(a)	The Parties will establish a Joint Development Committee, composed of three (3) senior executives of Array and three (3) senior executives of Novartis or its Affiliates, one (1) of which will be the appointing Party’s Alliance Manager, one (1) of which will have responsibility for Development activities within the appointing Party’s organization, and one (1) of which will have responsibility for Commercialization activities within the appointing Party’s organization. Within thirty (30) days following the Effective Date, each Party will designate its initial member to serve on the JDC and notify the other Party of the dates of availability for the first meeting of the JDC. Each Party may replace its representatives on the JDC on written notice to the other Party, provided that each such new representative shall possess a level of authority with respect to activities hereunder comparable to the representative being replaced.

(b)	The JDC will: (i) oversee the Know-How and technology transfers contemplated in Article 4 and Section 6.2 of this Agreement; (ii) oversee the collaborative activities of the Parties under this Agreement; (iii) review, discuss and oversee the Parties’ Development activities with respect to the Array Compounds and the Products; (iv) review and approve any amendments to the Development Plan (including the Development Budget); (v) determine any matter within the JDC’s responsibility delegated to any sub-committees established pursuant to Section 3.5 with respect to which such sub-committees have been unable to reach agreement; (vi) review and approve actuals reports; and (vii) consider and act upon such other matters as specified in this Agreement.
     3.3 Meetings of the Joint Development Committee.
(a)	The JDC shall meet on a quarterly basis, with at least thirty (30) days advance written notice to each Party, and at such other times as the Parties may agree. The first meeting of the JDC shall be held as soon as
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reasonably practicable, but in no event later than ninety (90) days following the Effective Date. Meetings shall be held face to face at such dates and places as are mutually agreed or by teleconference or videoconference should the members of the JDC mutually decide. Unless otherwise agreed by the Parties, all in-person meetings of the JDC shall be held on an alternating basis between Array’s facility and Novartis’ facilities in the United States.
(b)	Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JDC meetings in a non-voting capacity, with the consent of the other Party (which shall not be unreasonably withheld); provided, that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Third Party will be subject to the prior approval of the other Party and must be bound by confidentiality obligations consistent with the terms of this Agreement.

(c)	Novartis shall appoint one (1) of its representatives on the JDC to act as chairperson of the JDC. The chairperson shall set agendas for JDC meetings, provided that the agendas will include any reasonable matter requested by either Party. The chairperson shall be responsible for recording, preparing and, within a reasonable time, issuing minutes of each JDC meeting, which draft minutes shall be subject to review and approval by the JDC.

(d)	In order to have a quorum for the conduct of business at any JDC meeting, at least one (1) representative of each Party must be present.

(e)	If Array fails to have at least one (1) of its representatives or its designee attend two (2) consecutive duly called quarterly meetings of the JDC, Novartis may terminate Array’s right to participate in the JDC and all authority granted to the JDC hereunder shall revert to Novartis.
     3.4 Decision Making.
(a)	Decisions of the JDC shall be made by unanimous vote, with each Party’s representatives to the JDC collectively having one vote. In the event of a disagreement among the JDC with respect to a matter to be decided by the JDC as specified herein, the matter shall be referred to the Senior Officers who shall attempt in good faith to resolve such disagreement. If they cannot resolve such issue within thirty (30) days of the matter being referred to them, then subject to Sections 3.4(b) and (c) below, the resolution and/or course of conduct shall be determined by Novartis, in its sole discretion.

(b)	Notwithstanding Section 3.4(a) above, decisions regarding the [***], shall be made by mutual agreement of the Parties and shall not be
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subject to Novartis’ deciding vote and (ii) with respect to major decisions [***] shall be made in accordance with Section 3.4(a), provided, that if Novartis exercises its deciding vote, such vote will be exercised with due regard for the principle that the Array Lead Indication will be developed and resourced in accord with the spirit of the initial Development Plan and Development Budget, unless Novartis concludes, based on a good faith review of scientific data and other relevant scientific and commercial factors, that the best interests of the Product or such Array Compound requires changes to the Development Plan or Development Budget in respect of the Array Lead Indication.
(c)	Notwithstanding the foregoing, in no event shall Novartis in exercising its final decision-making authority described in Sections 3.4(a) and 3.4(b) have the right:
(i)	to modify or amend the terms and conditions of this Agreement or to determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement; or

(ii)	approve or adopt any amendment, modification or update to the Development Plan or Development Budget or take any other action (including approving a disputed financial report) which would (A) unilaterally impose an obligation on Array beyond those expressly provided in or contemplated by this Agreement, (B) excuse Novartis from any of its obligations specifically enumerated under this Agreement, or (C) reduce the rights of Array specifically enumerated under this Agreement.
     3.5 Sub-Committees.
(a)	The JDC may, at any time it deems necessary or appropriate, establish additional joint committees and delegate such of its responsibilities as it determines appropriate to such joint committees.

(b)	In the event of a disagreement among the members of any such joint committee, the matter shall be referred to the JDC for resolution pursuant to Section 3.4 above.
     3.6 Costs of Governance. The Parties agree that the costs incurred by each Party in connection with its participation at any meetings under this Article 3 shall be borne solely by such Party.
4. DISCLOSURE OF ARRAY KNOW-HOW & COOPERATION
     4.1 Disclosure of Array Know-How. As soon as reasonably practicable, and in any event within ninety (90) days after the Effective Date, Array, without additional consideration, shall disclose to Novartis all Array Know-How in existence as of the Effective Date necessary
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for Novartis to commence the Novartis Development Activities, and shall use Commercially Reasonable Efforts to deliver as promptly as practicable thereafter all remaining items of such existing Array Know-How that are necessary or materially useful for the Development and/or Commercialization of the Products (such disclosure, the “Technology Transfer”). Thereafter on a continuing basis during the term of this Agreement, Array, without additional consideration, shall disclose to Novartis all additional Array Know-How which comes in to existence from time to time. Without limiting the foregoing, Array will deliver to Novartis (or is designee) all manufacturing batch records, Development reports, analytical results, filings and correspondence with any Regulatory Authority (including notes or minutes of any meetings with any Regulatory Authority), raw material and excipient sourcing information, quality audit findings and any other relevant technical information relating to the Array Compounds and/or the Product; provided, however, that Array shall be permitted to retain a copy of such delivered records, reports, results, filings, correspondence and information.
     4.2 Assignment of Agreements. After the Effective Date, Array shall cooperate and assist Novartis by assigning to Novartis or its designee any contract manufacturing agreements which Array may have entered into prior to the Effective Date, which Novartis in its sole discretion deems useful or necessary to further its rights or obligations under this Agreement, to the extent such assignments are permitted under such agreements. In the event Array does not have the right to assign any such agreement to Novartis, then, at Novartis’ written request, Array will use Commercially Reasonable Efforts to negotiate with the Third Party who is a party to such agreement to obtain the right to assign such agreement to Novartis.
     4.3 Material Transfer. To the extent provided in Section 6.1, from time to time during the term of this Agreement at the request of Novartis, Array or its Affiliates, shall, without additional consideration (except as provided in Section 6.1), provide to Novartis the quantities of the Array Compounds and/or Products in Array’s possession for use by Novartis or its Affiliates in connection with activities under this Agreement.
     4.4 Cooperation. From time to time during the term of this Agreement at the request of Novartis, Array, without additional consideration, will provide reasonable assistance to Novartis or its Affiliates in connection with understanding and using the Array Know-How and Joint Know-How for purposes consistent with licenses and rights granted to Novartis hereunder, including by providing information to assist Novartis or its Affiliates in developing formulations of any Product and its related activities.
     4.5 Costs. Array shall bear the costs incurred by it in connection with the performance of the initial Technology Transfer under Section 4.1. All other costs incurred by Array in connection with its activities under this Article 4 (other than costs associated with the supply to Novartis of Existing Quantities of Product which shall be shared as set forth in Sections 4.3 and 6.1) shall be deemed Development Costs.
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5. DEVELOPMENT
     5.1 Development Generally.
(a)	The Parties’ respective responsibilities for the research and Development of the Array Compounds and the Products are set forth in this Article 5 and in the Development Plan. All such activities shall be subject to oversight by the JDC.

(b)	The JDC will endeavor in good faith to provide both Parties with a meaningful role in the Development of the Products. In furtherance of the foregoing: (i) the Development Plan shall provide, among other things, that Array will perform and have primary responsibility for the Current Trial and for Development of the Initial Product for the treatment of the Array Lead Indication in the US and in Europe, subject to the oversight of the JDC, and that except as otherwise determined by the JDC, Novartis will be responsible for all other Development activities with respect to all Products for all indications in the Territory in the Field, and (ii) Array shall have the right to have an Array employee participate and serve as a full member of the project team established by Novartis and such project team shall be tasked with responsibility for the day-to-day execution of the Development Plan (“Project Team”); provided, however, that such Array employee may be excluded from any Project Team meeting, in whole or in part, if so decided by Novartis in order to protect Novartis’ Confidential Information or otherwise enable Novartis to discuss matters sensitive to it.

(c)	If at any time prior to the termination or expiration of Array’s co-funding of the Development Costs for the Products in accordance with Section 5.6, Development of the Products for a single agent therapy for the treatment of colorectal cancer in patients that test positive for a mutation in the KRAS or BRAF gene is completed, terminated or fails, upon Array’s request the JDC shall consider adding a different Minor Indication for Development to replace such single agent therapy for the treatment of colorectal cancer as the Array Lead Indication, and Novartis shall ultimately determine, based on a good faith review of available scientific and other relevant factors, including Array’s capability to Develop the Product in such Minor Indication, whether to add such Minor Indication as an Array Lead Indication and modify the Development Plan accordingly. In the event the JDC does not so designate a different Minor Indication as the Array Lead Indication, upon Array’s request, Novartis and the JDC shall allocate to Array a meaningful role in the Development of the Product in a Major Indication.
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(d)	The Parties may make amendments to the Development Plan from time to time through the JDC, which shall review and approve such amendments in a reasonable period prior to implementation. Each Party shall in good faith consult with the other and take such other Party’s views into account in respect of any amendment to the Development Plan. If Novartis wishes to Develop the Products for indications outside of oncology, Novartis shall provide notice to Array and the Parties will first discuss the matter at the JDC which shall determine a Development Plan for those indications.

(e)	Each Party shall provide the other Party such timely assistance as reasonably requested by the other Party to enable such Party to perform its obligations and accomplish the activities allocated to such Party under the Development Plan.
     5.2 Array Development Activities.
(a)	Array shall use Commercially Reasonable Efforts to timely and diligently conduct all Array Development Activities. Nothing in this Section 5.2 shall limit Novartis’ right to concurrently undertake the Novartis Development Activities as are assigned to it under the Development Plan. All Array Development Activities shall be conducted by Array in accordance with the Development Plan (including the Development Budget) and such reasonable directions as may be issued by the JDC from time to time.

(b)	No less than five (5) Business Days prior to each scheduled meeting of the JDC, Array will provide the Novartis members of the JDC with a written report on the status and progress of its activities under Section 5.2(a), which reports may include information on progress versus plan, spend versus budget (quarterly), protocol deviations, notable safety and efficacy findings (including serious adverse events and events of interest from risk management perspective), inspection, audit findings, and summaries of all interactions, and copies of all correspondence, with Regulatory Authorities since the previous report.

(c)	In addition, Array shall make available to Novartis such information about Array Development Activities as may be reasonably requested by Novartis from time to time.

(d)	Novartis shall have the right to review any data generated by Array during the conduct of Array Development Activities, as may be reasonably requested by Novartis from time to time.

(e)	Array shall notify Novartis promptly upon scheduling, and provide Novartis with five (5) Business Days prior notice, of any Regulatory
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Authority meetings held by Array for the Array Lead Indication and, Novartis, at its option, may attend and participate in such meetings.

(f)	Array shall promptly inform Novartis in writing about any unforeseen and/or material results, problems, difficulties or issues in connection with the Array Development Activities or of which Array is otherwise aware with respect to the Development of the Array Compounds and/or Products.

(g)	Array shall ensure that Novartis’ authorized representatives may, during regular business hours, (i) examine and inspect Array’s and its subcontractors’ facilities used by it in the performance of Array Development Activities pursuant to the Development Plan, and (ii) subject to applicable law, inspect all data, documentation and work products relating to the activities performed by it and/or its subcontractors, in each case generated pursuant to the Development Plan, provided that to the extent Array does not have the right to permit Novartis to directly conduct inspections of its subcontractors under subsections (i) and (ii) above, Array agrees, upon Novartis’ request, to conduct such inspections on Novartis’ behalf. This right to inspect facilities, data, documentation, and work products relating to the Products may be exercised at any time upon thirty (30) days advance written notice. Novartis shall be responsible for all costs of any inspections conducted pursuant to this Section 5.2(g) (including all reasonable costs incurred by Array and its subcontractors), which costs shall be considered Development Costs.

(h)	Notwithstanding any other provision hereof, if Array fails to use Commercially Reasonable Efforts to perform Array Development Activities, Novartis shall have the right to give written notice to Array specifying the claimed particulars of such failure, and in the event such failure is not cured within sixty (60) days after such notice, Novartis shall have the right thereafter to terminate Array’s right to participate in Development activities hereunder by giving written notice to Array to such effect; provided, however, that if such failure is capable of being cured but cannot be cured within such sixty (60) day period and Array initiates actions to cure such failure within such period and thereafter diligently pursues such actions, Novartis shall grant Array such additional period as is reasonable in the circumstances to cure such failure. In the event that Novartis terminates Array’s right to participate in Development pursuant to this Section 5.2(h), Array will cooperate in good faith to transition and transfer to Novartis all remaining Development activities assigned to Array under the Development Plan, including all information and data relevant to any such activities and all supplies of any Array Compounds and Products then in Array’s possession or control which Novartis has previously purchased, and to
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the extent it has the right to do so, shall assign to Novartis all relevant clinical trial agreements or agreements with contract research organizations and all Regulatory Approvals.
     5.3 Novartis Development Activities.
(a)	Novartis shall use Commercially Reasonable Efforts to timely and diligently conduct all Novartis Development Activities and will be responsible for conducting all other activities in connection with any other research and Development activities with respect to the Array Compounds and/or Products not delegated to Array under the Development Plan.

(b)	Novartis will use Commercially Reasonable Efforts to Develop and seek Regulatory Approval, and to perform its obligations under Sections 5.1, 5.3 and 5.5, for at least one (1) Product in a Major Indication, unless the data does not support a Major Indication, in which case Novartis will use Commercially Reasonable Efforts towards a Minor Indication.

(c)	No less than five (5) Business Days prior to each scheduled meeting of the JDC, Novartis will provide the Array members of the JDC with a written report on the status and progress of its activities under Section 5.3(a), which reports shall be consistent in format and content with the reports Novartis normally prepares in connection with JDC meetings and may include, as applicable, information on progress versus plan, spend versus budget (quarterly), protocol deviations, notable safety and efficacy findings (including serious adverse events and events of interest from risk management perspective), inspection, audit findings, and summaries of all interactions, and copies of all correspondence, with Regulatory Authorities since the previous report.

(d)	The status, progress and results of the Novartis Development Activities under Section 5.3(a), shall be discussed in reasonable detail at meetings of the JDC.

(e)	In addition, Novartis shall make available to Array (i) information about Novartis Development Activities, and (ii) any data generated by Novartis during the conduct of Novartis Development Activities, in each case as may be reasonably requested by Array from time to time.

(f)	Novartis shall notify Array promptly upon scheduling, and provide Array with five (5) Business Days prior notice, of any Regulatory Authority meetings with FDA or EMEA held by Novartis or its Affiliate for a Product or Compound, and Array, at its option, may attend such meetings.
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(g)	Novartis shall promptly inform Array in writing about any unforeseen and/or material results, problems, difficulties or issues in connection with the Novartis Development Activities with respect to the Array Compounds and/or Products.
     5.4 Compliance. Each Party agrees that in performing its obligations under this Agreement (a) it shall comply with all applicable current international regulatory standards, including cGMP, cGLP, cGCP and other rules, regulations and requirements and (b) it will not employ or use any person that has been debarred under Section 306(a) or 306(b) of the US Federal Food, Drug and Cosmetic Act.
     5.5 Regulatory.
(a)	Other than as set forth in Section 5.5(b) and (c) below, Novartis will (i) determine the regulatory plans and strategies for the Array Compounds and/or the Products, (ii) (either itself or through its Affiliates or Sublicensees) make all Regulatory Filings with respect to the Product, (iii) be responsible for obtaining and maintaining all Regulatory Approvals throughout the Territory in the name of Novartis or its Affiliates or Sublicensees and (iv) be solely responsible for conducting all meetings with Regulatory Authorities in connection with the Development of Array Compounds or the Products.

(b)	Array will hold the INDs for the Development of the Product for Array Lead Indication and shall, in consultation with Novartis (i) determine the regulatory plans and strategies for the Array Compounds and/or the Products for the Array Lead Indication, (ii) make all Regulatory Filings with respect to the Product for the Array Lead Indication, (iii) be responsible for obtaining all Regulatory Approvals in the US and Europe for the Array Lead Indication, and (iv) be responsible for conducting all meetings with Regulatory Authorities in the US and Europe in connection with the Development of Array Compounds or the Products for the Array Lead Indication. For clarity, it is understood that the preparation and filing for Regulatory Approvals for the treatment of the Array Lead Indication will be carried out by Array in consultation with Novartis under the oversight of the JDC.

(c)	Notwithstanding Sections 5.5(a) and (b), the Parties will co-file all NDAs filed in the US for the Array Lead Indication, provided, that Array shall be the lead Party (i.e., shall be the party with correspondence authority) with respect to such NDA’s and interactions with FDA with respect thereto, and upon approval, Array will assign all of its right title and interest in and to such NDAs to Novartis (and Novartis will assume responsibility for such NDAs). Novartis will have the sole right to file MAAs everywhere outside the US, provided, that Novartis will provide Array with a reasonable opportunity to review and comment on such
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filing(s). To the extent that applicable law or the FDA will not permit the Parties to co-file such NDAs, the same shall be filed by Array.

(d)	As soon as reasonably practicable after the Transition Date, Array shall, without additional consideration, assign to Novartis or its designee Array’s existing Regulatory Filings and those electronic documents related to such specific components of such Regulatory Filings as are reasonably required for Novartis to carry out the Novartis Development Activities. Array shall deliver notices of such assignment to applicable Regulatory Authorities within thirty (30) days after the Transition Date. As a result thereof, Novartis shall become the exclusive owner of such specific components of such Regulatory Filings. “Transition Date” shall mean the day that Array completes the Array Development Activities with respect to the Array Lead Indication.

(e)	Each Party shall fully cooperate with and provide assistance to the other in connection with filings to any Regulatory Authority relating to the Array Compounds and/or the Products, including by executing any required documents, providing access to personnel and providing the other Party with copies of all reasonably required documentation.

(f)	Array shall grant or cause to be granted to Novartis and its Affiliates or Sublicensees cross-reference rights to any relevant drug master files and other filings submitted by Array or its Affiliates with any Regulatory Authority relevant to any Array Compound or the Products, including without limitation cross-reference rights to the non-clinical and CMC sections of Array’s IND(s) existing as of the Effective Date. Following the Effective Date, Novartis shall (i) file its own IND with respect to Array Compound or the Products and thereafter shall keep current the non-clinical and CMC sections of such IND(s), and (ii) shall grant or cause to be granted to Array and its Affiliates cross-reference rights to such non-clinical and CMC sections of such IND(s) to the extent necessary or useful in Array’s Development of the Array Lead Indication. In countries where cross-reference rights are deemed insufficient, the Party possessing the relevant Regulatory Filing(s) shall assist the Party desiring access to such Regulatory Filings in preparing and providing the relevant Regulatory Authorities with equivalent Regulatory Filings in order to enable such Party to comply with its regulatory obligations and obtain the relevant Regulatory Approvals.

(g)	Novartis shall have the right to disclose the existence of, and the results from, any clinical trials conducted by Novartis, its Affiliates or Sublicensees under this Agreement in accordance with its standard policies and upon reasonable prior written notice to Array. Array shall have the right to disclose the existence of, and the results from, any clinical trials conducted by Array or its Affiliates under this Agreement
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with respect to the Array Lead Indication, provided that (i) with respect to clinical trials conducted by Array itself, such publication shall be subject to Novartis’ reasonable consent, and (ii) with respect to clinical trials conducted in collaboration with one or more third party investigators, Novartis shall have a right of review and comment with respect to such publication substantially similar to that of Array under its contract with such investigator (or the applicable institution). Notwithstanding anything to the contrary above, nothing in this Section 5.5(g) shall be deemed to prevent Array from disclosing the existence of, and the results from, any clinical trial conducted by or under the authority of Array to the extent that such disclosure is required under applicable law.
     5.6 Development Costs.
(a)	All Development Costs incurred by or on behalf of the Parties in researching and Developing the Array Compounds and/or Products shall be borne as follows:
(i)	Novartis shall be responsible for all Development Costs incurred by or on behalf of either Party with respect to Array Compounds or the Products, in accordance with Development Plan, other than the Array Development Costs (as defined below) which shall be borne by Array to the extent provided below. Notwithstanding the foregoing, any Development Costs incurred by Array prior to July 1, 2010 shall be borne by Array and such costs shall not be included within the Array Development Costs.

(ii)	Array shall be responsible for [***] of all Development Costs incurred after July 1, 2010 by or on behalf of either Party (including Development Costs incurred during [***], subject to the next sentence and (iii) below) with respect to Array Compounds or the Products, in accordance with Development Plan (“Array Development Costs”); provided, that the aggregate Array Development Costs shall not exceed [***] for all Products and Array Compounds combined (the “Array Aggregate Cap”). Array Development Costs with respect to [***]. Promptly following such [***], Array’s obligation to pay Array Development Costs will [***]. Novartis shall deliver to Array an invoice for the Accrued Array Development Costs in the form attached as Exhibit B and Array shall pay Novartis all [***], subject to the Array Annual Cap (as defined below) and the Array Aggregate Cap within sixty (60) days from the date of receipt by Array of such invoice.

(iii)	Subject to the Array Aggregate Cap, Array’s obligation to pay the Array Development Costs, including Accrued Array Development
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Costs, shall [***] and shall be capped on a yearly basis as follows (the cap for each Contract Year being referred to as the “Array Annual Cap”):

Contract Year	Array Annual Cap (USD)
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
provided, that, to the extent that the Array Development Costs (including any [***]) for any Contract Year exceed the amount of the Array Annual Cap for such year, the amount of such excess will be deemed Accrued Array Development Costs for such Contract Year and accrued and added to the amount payable in the following Contract Year, subject to the Array Aggregate Cap and the Array Annual Cap for such following Contract Year (including in the [***] Contract Year of the term of this Agreement and beyond if there are any unpaid amounts in the [***] Contract Year of the term of this Agreement) until all such unpaid amounts have been fully paid or until the Array Aggregate Cap is reached, whichever occurs first, provided that Array’s payment obligation in [***] and each subsequent Contract Year shall in no event exceed [***] per Contract Year. In no event shall Array be obligated to make payments to Novartis in a Contact Year for Array Development Costs (including any Accrued Array Development Costs) in excess of the Array Annual Cap for such Contract Year.
(b)	For so long as Array has or is accruing payment obligations with respect to Array Development Costs (which, for the avoidance of doubt, includes [***]), each Party shall prepare and deliver to the other Party (and during any period thereafter in which Array Development Activities are continuing under the Development Plan, Array shall prepare and deliver to Novartis) preliminary quarterly written reports in a form approved by the JDC setting forth all Development Costs (i.e., all FTE Costs and all Out-of-Pocket Costs) incurred in the performance of all Development activities, as set forth in the Development Plan in the applicable Calendar Quarter by such Party on an activity-by-activity basis. Such preliminary quarterly reports shall be submitted within twenty-one (21) days after the end of the relevant Calendar Quarter. Each Party shall then have the opportunity to inquire to the other Party with respected to any items included in the preliminary quarterly report so provided and to request additional information related to Development Costs contained in the other Party’s preliminary quarterly
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report. Within forty-five (45) days after the end of the relevant Calendar Quarter, Novartis will prepare and provide to Array a composite report setting forth the Development Costs incurred by each Party for such quarterly period, and the amount of Development Costs for which each Party is responsible in accordance with Section 5.6(a). The composite report will compute a net amount of Development Costs due to either Array or to Novartis, as the case may be. By way of example, if the aggregate amount of Development Costs between the Parties over a given quarterly period is [***].
(c)	For any period in which Novartis is responsible for all Development Costs incurred (including [***]), and to the extent that Array incurs Array Development Costs in any Contract Year in excess of the amount it is obligated to pay during such year, Novartis shall pay to Array the amount of Development Costs properly incurred by Array pursuant to the terms of this Agreement in such period. Payment of any amount pursuant to this Section 5.6(b) shall be made within forty-five (45) days following delivery by Novartis of the composite report for the applicable Calendar Quarter, and, in the case of payments by Novartis, receipt for an invoice for the amount due in the form of Exhibit B.

(d)	From and after such time as Array has actually paid or incurred Array Development Costs equal to the Array Aggregate Cap, or, with respect to any Product, from and after such time as Array exercises its Opt-Out Option pursuant to Section 5.7(a) with respect to such Product, then Novartis will be responsible to pay one hundred percent (100%) of the Development Costs with respect to all Array Compounds and the Products or such Product for which Array has exercised its Opt-Out Option, as applicable.

(e)	Notwithstanding anything to the contrary in this Section 5.6, to the extent that the Development Plan includes studies of an Array Compound or Product together with a Novartis compound or product, then the costs of such studies shall be included within the Development Costs only if the primary purpose of such studies are for purposes of obtaining Regulatory Approval or advancing the Development of such Array Compound or Product. To the extent that Novartis performs clinical studies of Array Compounds or Products in combination with other Novartis commercial or experimental drugs, Novartis will charge the collaboration for such commercial or experimental drugs as Development Costs in a manner consistent with the way that it accounts for the cost of such commercial or experimental drugs when used in combination studies with other Novartis products.
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     5.7 Array’s Opt-Out Option.
(a)	Array may elect to opt-out of its requirement to pay the Array Development Costs for a Product, on a Product-by-Product basis (each, an “Opt-Out Option”). To exercise the Opt-Out Option, Array shall provide Novartis with written notice of its intent to exercise its Opt-Out Option specifying the applicable Product(s) on or before December 31st of such Calendar Year (each, an “Opt-Out Notice”). Upon the delivery of an Opt-Out Notice, Array’s funding commitment pursuant to Section 5.6 with respect to Development Costs for the Product(s) covered by the Opt-Out Notice will terminate as of July 1st of the following Calendar Year (the “Opt-Out Effective Time”); provided, however, that Array shall continue Array Development Activities and shall have the one-time option (exercisable by notice included in the Opt-Out Notice) to pay its portion of Array Development Costs incurred through the Opt-Out Effective Time, subject to the Array Annual Cap and the Array Aggregate Cap. By way of example, if Array provides Novartis with an Opt-Out Notice on December 15, 2013, then the Opt-Out Effective Time shall be July 1, 2014. If Array does not exercise such payment option, it will not be obligated to pay any Array Development Costs that have not been paid as of the date of the Opt-Out Notice or incurred after such Opt-Out Notice. Upon exercise by Array of an Opt-Out Option for a Product, Array will not have any right thereafter to co-fund the Development of such Product, and its right to be the lead Party with respect to Development activities for the Array Lead Indication and to Co-Detail the applicable Product(s) will terminate.

(b)	Upon exercise by Array of an Opt-Out Option, the royalty rates payable to Array with respect to the applicable Product(s) shall be reduced as set forth in Section 8.4.
     5.8 Development Plan. The Development Plan and Development Budget shall be updated each Calendar Year. Each updated Development Plan and Development Budget shall include a reasonably detailed written plan of the material Development activities to be performed by each Party through the end of the next Calendar Year, and the budget for such activities, together with the JDC’s then-current forecast of the activities and budget for Development of Products through the projected date of Regulatory Approval (and in any case for at least three years, including the first year of such Development Plan and Development Budget). During periods in which an Array Lead Indication is being Developed, it is understood that the Development Plan shall include sufficient activities and resources, as determined by the JDC, consistent with the use of Commercially Reasonable Efforts, to Develop and seek Regulatory Approval of the Product for such Array Lead Indication in a prompt and expeditious manner.
     5.9 Term of On-going Development and Committee Obligations. At any time during the Term following the third anniversary of the Effective Date, and for any reason, Array
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shall have the right to withdraw from participation in the JDC and all sub-committees of the JDC (collectively, “Committees”) upon written notice (“Withdrawal Notice”) to Novartis, which notice shall be effective immediately upon receipt. Following the issuance of a Withdrawal Notice and subject to this Section 5.9, Array’s representatives to the Committees shall not participate in any meetings of the Committees, nor shall Array have any right to vote on decisions within the authority of the Committees. Following Array’s issuance of a Withdrawal Notice pursuant to this Section 5.9: (i) all Committees shall be disbanded; and (ii) Novartis shall have the right to make the final decision on all matters previously within the scope of authority of the Committees.
6. MANUFACTURING
     6.1 Supply of Clinical and Commercial Requirements.
(a)	Except for Existing Quantities of Product (as defined below), Novartis will be solely responsible for the manufacture and supply of the Array Compounds and Products as are required by both Parties for their Development activities hereunder and for Commercialization of Products throughout the Territory, and will use Commercially Reasonable Efforts to supply to Array quantities of Product and Array Compound as are reasonably necessary for Array to perform the Array Development Activities.

(b)	As of the Effective Date, Array has on hand the quantities of Product specified on Exhibit D (the “Existing Quantities of Product”), which Exhibit D also contains the cost incurred by Array in the manufacture thereof (“Existing Product Cost”). Array shall supply Existing Quantities of Product to Novartis under the following terms and conditions:
(i)	Novartis shall order its requirements of the Initial Product from Array until such time as the Existing Quantities of Product from Array are fully utilized, provided that Array shall have the right to retain any Existing Quantities of Product necessary for Array to conduct Array Lead Indication studies. The Existing Quantities of Products will be delivered to Novartis within forty-five (45) days following the delivery of a written request for delivery of such Existing Quantities of Product by Novartis to Array. Novartis shall reimburse Array for seventy-five percent (75%) of the Existing Product Cost of such Existing Quantities of Product delivered to Novartis. Following the delivery to Novartis and the acceptance by Novartis (pursuant to Section 6.1(b)(v)) of such Existing Quantities of Product, Array will provide an invoice to Novartis in the form of Exhibit B for such Existing Product Cost and, subject to Section 6.1(b)(iv), Novartis shall pay such invoice within forty-five (45) days following receipt of such invoice. For
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the avoidance of doubt, the Existing Product Cost shall not constitute Development Costs.
(ii)	Subject to Section 6.1(b)(v), title to, and risk of loss with respect to, all Existing Quantities of Product supplied by Array to Novartis under this Section 6.1 shall pass to Novartis upon the receipt of such Existing Quantities of Product by Novartis or its designee at its point of delivery. The Out-of-Pocket Costs of shipping, insurance and freight shall be included as Development Costs.

(iii)	Array shall provide to Novartis the most recent certificate of analysis, certificate of compliance and all associated batch records for each shipment of Existing Quantities of Product.

(iv)	Array represents and warrants that the Array Compounds and Products supplied by it to Novartis (A) shall not be misbranded or adulterated; (B) will meet the specifications set forth in the attachment to Exhibit D, (C) will conform with, and will have been manufactured and stored in accordance with, applicable laws and regulatory requirements, including current Good Manufacturing Practices applicable to the Existing Quantities of Product, and (D) with regard to the Product, shall have a residual shelf life of not less than 80% of the Product total shelf life (collectively, “Conforming Compound or Product”).

(v)	Novartis shall have the right to accept or reject any Existing Quantities of Product within thirty (30) days after it has received such Existing Quantities of Product and completed all quality assurance and other testing of such Existing Quantities of Product. Novartis shall provide notice to Array of its acceptance or rejection of the Existing Quantities of Product within such thirty (30) day period. For the avoidance of doubt, it is understood and agreed that (A) Novartis shall only be responsible to accept and pay for Conforming Compound or Product, (B) Novartis’ sole remedy, and Array’s sole liability with respect to Existing Quantities of Product delivered to Novartis that are not Conforming Compound or Product shall be replacement of such non-conforming Existing Quantities of Product with Conforming Compound or Product, or at Novartis’ election, refunding to Novartis the amount paid by Novartis for such non-Conforming Compound or Product; provided that in the event that there are no remaining Existing Quantities of Product available for supply to Novartis, Novartis’ sole remedy, and Array’s sole liability, shall be for Array to refund to Novartis the amount paid by Novartis for such non-Conforming Compound or Product.
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(c)	Prior to Novartis ordering any Existing Quantities of Product, the Parties shall in good faith negotiate and enter into a Supply and Quality Agreement including the terms set forth in this Section 6.1 and other mutually acceptable terms.
     6.2 Manufacturing Know-How and Assistance.
(a)	Without limiting the provisions of Article 4, during the period from the Effective Date until the [***] anniversary of the Effective Date and thereafter as mutually agreed, Array shall:
(i)	fully cooperate with and provide assistance to Novartis or its designee, through documentation, consultation, training and face-to-face meetings, to enable Novartis or its designee in an efficient and timely manner to proceed with Development and manufacturing of the Array Compounds and/or Product and to obtain all appropriate Regulatory Approvals for manufacturing (including qualification by the applicable Regulatory Authority of manufacturing sites); and

(ii)	make appropriate personnel available to assist Novartis or its designee at any time and from time to time as reasonably requested by Novartis, and shall provide the appropriate personnel of Novartis or its designee with access to the personnel and manufacturing and other operations of Array for such periods of time and in such manner as is reasonable in order to familiarize the personnel of Novartis or its designee with Array Know-How and Joint Know-How relating to the Development and manufacture of the Array Compounds and/or Products and the application of the same. At Novartis’ request, such assistance shall also be furnished at the manufacturing facilities of Novartis or its designee.
(b)	Without limiting the foregoing, Array shall cooperate with and provide assistance to Novartis or its designee with respect to the transfer of the Array Technology and all applicable manufacturing processes to Novartis.

(c)	Array shall provide the assistance required under this Section 6.2 either directly or through its Third Party suppliers and/or subcontractors. The Out-of-Pocket Costs and FTE Costs incurred by Array in connection with such assistance shall be deemed Development Costs. Notwithstanding Section 6.2(a) above, if at any time following the [***] anniversary of the Effective Date Novartis reasonably requires additional information regarding the Development and manufacturing of the Array Compounds and/or Products in connection with the filing of the first NDA for ARRY-162, then upon request of Novartis, Array
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agrees to supply Novartis with such information to the extent such information is in Array’s possession.
7. COMMERCIALIZATION
     7.1 Commercialization.
(a)	Subject to Array’s right to elect to Co-Detail the Product in the United States as set forth in Section 7.2, Novartis will be solely responsible for Commercialization of the Product throughout the Territory, including planning and implementation, distribution, booking of sales, pricing and reimbursement.

(b)	Novartis shall itself, or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to Commercialize at least one (1) Product. Subject to compliance with the foregoing and Section 7.2, the Commercialization of the Products shall be in Novartis’ sole discretion and shall be at Novartis’ sole expense.

(c)	Novartis agrees to establish list prices and discounts for each Product in the best interests of such Product, taking into account the competitive environment, product profile and commercial potential of the Product.
     7.2 Array Co-Detail Right. Novartis recognizes that at some time in the future, Array may wish to launch a field force in the US and for that purpose may wish to participate in the Detailing of the Product in oncology indications in the US. For purposes of this Section 7.2, the term Product shall be deemed to refer only to any Product approved by the FDA for an oncology indication.
(a)	Co-Detail Option of Array. With respect to each Product launched by Novartis in the United States, Array will have an option (the “Co-Detail Option”) to Co-Detail such Product in the United States according to the terms and conditions set forth in this Section 7.2. This Co-Detail Option may be exercised, at Array’s discretion, on a Product-by-Product basis. At least three (3) months before the planned submission of an NDA to the FDA for each Product. Novartis will notify Array of Novartis’ preliminary estimate of the annual Details it anticipates for such Product in the United States (the “Co-Detail Notice”). In the event that Array wishes to Co-Detail such Product in the United States, it shall provide notice in writing to Novartis no later than thirty (30) days after its receipt of the Co-Detail Notice (the “Co-Detail Option Exercise Notice”) (each such Product for which Array exercises the Co-Detail Option, to the extent Array does not subsequently exercise its termination right pursuant to Section 7.2(j), a “Co-Detailed Product”).

(b)	Commercialization Plan. Novartis shall establish in good faith and apprise Array of the operating plan for Co-Detailing of the Co-Detailed
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Product setting forth in reasonable detail and providing for a fair and reasonable allocation between Novartis and Array of the responsibilities of the Parties, territory alignments, Prescribers, and activities to be conducted in connection with Co-Detailing of the Co-Detailed Product for approved indications in oncology in the US (an “Commercialization Plan”).
(c)	Co-Detailing Meeting; Scope of Co-Detailing. At such time as Array exercises its Co-Detail Option with respect to a Co-Detailed Product, Array and Novartis shall have a meeting (“Co-Detail Meeting”) to discuss specific aspects of Array’s desired level of participation in the Co-Detail of such Product in the United States (the “Array Co-Detail Effort”); Array shall have the right to designate Array’s level of Co-Detail Effort, provided, however, that Array Co-Detail Effort shall not exceed [***] of the total Detailing effort for such Product in the United States.

(d)	Promptly following the Co-Detail Meeting with respect to a Co-Detailed Product, Array shall provide Novartis with reasonably detailed plans to Novartis’ reasonable satisfaction, describing ways in which Array will have in place, at least one (1) Calendar Quarter before the earlier of the anticipated First Commercial Sale of such Product in the United States and/or contemplated start of Detailing activities for such Product in the United States, the requisite sales force and sales force infrastructure required to provide the Array Co-Detail Effort as follows:
(A)	Such sales force shall comprise Array-employed sales representatives who (I) have a level of experience and/or academic qualifications similar to standards imposed by Novartis upon its own sales force for the Product, which Novartis shall provide to Array as soon as practical but in no event later than the filing of the NDA for the Product in the United States; and (II) devote not less than [***] of their full business time and attention to Detailing of such Product; and

(B)	Such sales force infrastructure shall be discussed at the Co-Detail Meeting and shall include (to the extent reasonably necessary for Array to perform the Co-Detailing activities allocated to Array under the Commercialization Plan): (I) a sales force automation system through which sales representatives can record calls electronically, receive email communications and reports, view sales reports and download specialist targets and lists; (II) a sample accountability system that complies with all applicable laws and regulations; (III) a sales training department;
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(IV) a department responsible for the design and administration of Array sales incentive plan; (V) a voice mail system; (VI) a system for sales reporting and analysis; (VII) a sales administration and operations department that handles, among other things, fleet management; (VIII) a department that establishes and maintains territory alignments consistent with target customer lists provided by Novartis; (IX) an electronic roster system that tracks sales force vacancy, turnover, demographics and territory occupancy; (X) an electronic field expense reporting system; (XI) compliance reporting as required by all applicable laws and regulations and (XII) the areas in which Array will rely on Novartis’ infrastructure.
(e)	Promptly following Array’s exercise of its Co-Detailing Option for the Product in accordance with Section 7.2(a), Novartis and Array shall, enter into a more detailed co-detailing agreement (the “Co-Detailing Agreement”) within ninety (90) days, which reflects (i) Array’s non-exclusive right to Co-Detail such Product in the US in accordance with the terms and conditions of this Section 7.2, (ii) the level of Co-Detail Effort specified by Array, and (iii) such additional terms as are consistent with this Section 7.2 and are reasonable and customary for an agreement of this type. The Co-Detailing Agreement shall require Array’s sales representatives to comply with the same healthcare compliance standards as are applicable to Novartis’ own sales representatives promoting the Co-Detailed Product (to the extent applicable).

(f)	Array’s Co-Detail activities hereunder and under the Co-Detailing Agreement shall be governed by a Commercialization Plan (including a Commercialization budget) approved by Novartis and consistent with the following:
(A)	Novartis shall provide substantially the same sales training on the Co-Detailed Product for Array’s sales force as the training on the Co-Detailed Product Novartis provides to its own sales force for the Co-Detailed Product in the United States. Array shall be responsible for the travel and housing costs of its sales representatives for such training.

(B)	Array shall use Commercially Reasonable Efforts to perform in a prompt and diligent manner all Co-Detailing activities allocated to Array under the Commercialization Plan.

(C)	Array’s sales representatives will utilize only the promotional materials provided to them by Novartis, and
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will not utilize any other promotional, advertising, communications or other materials relating to or referring to the Co-Detailed Product. Array’s sales representatives will conduct only those promotional activities relating to the Co-Detailed Product that have been approved in advance in accordance with the Commercialization plan. Array’s sales representatives shall not modify, change or alter the promotional materials in any way whatsoever without the express prior written consent of Novartis. Array’s sales representatives shall use the promotional materials solely for the purpose of performing their obligations under this Agreement. Array shall ensure that its sales representatives perform in compliance with all applicable laws, rules and regulations.
(g)	Novartis may, subject to its obligations under Section 7.1, increase or decrease the total number of Novartis sales representatives promoting a Co-Detailed Product at any time. However, in the event Novartis determines to increase or decrease the total number of Novartis sales representatives promoting a Co-Detailed Product in the United States it shall so notify Array and Array shall have one hundred eighty (180) days from the date of such notice to determine whether it will make a corresponding change in the number of Array sales representatives conducting such activities. In addition, Array shall have the right to reduce (but not increase), in its discretion, the number of sales representatives it will deploy under the Commercialization Plan, upon at least one hundred eighty (180) days notice to Novartis.

(h)	For clarity, regardless of Array’s decision to Co-Detail, Novartis shall retain all decision-making authority related to Product branding, marketing plan, advertising, materials, regulatory and legal affairs, and pricing and commercial terms and all other aspects of Commercializing the Product in the US.

(i)	Array’s costs of performing Co-Detailing activities will be reimbursed by Novartis on an FTE basis at the FTE Rate; provided, however, that Novartis may deduct such reimbursed costs from any Sales Milestones payable to Array by Novartis pursuant to Section 8.2. Array shall not be entitled to any other compensation for performing Co-Detailing activities. It is understood that the FTE Costs of Array’s sales representatives will be reimbursed from the time such sales representatives are hired by Array in accordance with Section 7.2(d) (including the period prior to the start of Detailing activities as contemplated therein). The FTE Costs incurred by Array pursuant to this Section 7.2, the Co-Detailing Agreement and the Commercialization Plan shall be reimbursed by Novartis on a quarterly basis, provided that
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such FTE Costs are incurred in accordance with the Co-Detailing Agreement or the Commercialization Plan, as the case may be, previously approved by Novartis. Upon the end of each Calendar Quarter, Array shall provide to Novartis a statement of the FTE Costs so incurred during such quarter, together with an invoice therefore, and Novartis shall pay the amount due within forty five (45) days after receipt of such invoice and statement.

(j)	Right to Terminate. Array shall have the right to terminate its Co-Detailing of any Co-Detailed Product, and its obligations under this Section 7.2 with respect to such Co-Detailed Product, on a Co-Detailed Product-by-Co-Detailed Product basis, upon one hundred eighty (180) days prior notice to Novartis. Upon such termination by Array, (A) Array shall have no further right to reimbursement by Novartis under this Section 7.2 with respect to the terminated Co-Detailed Product, other than for services provided prior to the effective date of such termination and (B) Array shall have no further right to Co-Detail such Co-Detailed Product.

(k)	Indemnification for Employee Claims. Each Party will indemnify, defend, and hold harmless the other and its Affiliates, and its and their directors, employees and agents (collectively, the “Employer Indemnitees”) from and against any damages, liability, loss and costs that may be paid or payable by any such Employer Indemnitee resulting from or in connection with any claim or other cause of action asserted by any Sales Representative employed by the indemnifying Party (or by any federal, state or local governmental authorities on behalf of such an employee) arising out of the actions of the indemnifying Party with respect to disciplining or termination of such employee; reclassification of such employee, or other actions with respect to such employee in the execution or performance of Co-Detailing activities contemplated under this Agreement. The procedures of section 15.3 shall apply to the foregoing indemnity.

(l)	Array Tradename. To the extent permitted by law, all promotional materials used in the promotion of the Co-Detailed Product in the US shall include the statement, with a reasonable degree of prominence, that the Co-Detailed Product is licensed from Array, with the Array name or logo; provided, however, that Novartis’ obligation under this sentence shall not apply to any primary packaging of the Co-Detailed Product (i.e., packaging that is in direct contact with the Product or the Product itself, including but not limited to vials, blister packs, tablets and capsules, other than pill bottles).
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     7.3 Pharmacovigilance.
(a)	Within a reasonable amount of time, not to exceed six (6) months from the Effective Date, the Parties shall agree upon and implement a procedure for the mutual exchange of safety information associated with the Products. The details of the operating procedures relating to the exchange shall be the subject of a mutually-agreed upon written pharmacovigilance agreement (the “Pharmacovigilance Agreement”). Such Pharmacovigilance Agreement shall govern the collaboration between the Parties enabling each to comply with its respective obligations under applicable laws, regulations and guidelines with regard to adverse event data collection, analysis and reporting.

(b)	It is further acknowledged and agreed that if the Parties enter into a Co-Detailing Agreement pursuant to the provisions set forth in Section 7.2(e) above, any such Co-Detailing Agreement shall specify that Array shall promptly report to Novartis any adverse events related to the use of the Product in conformity with the adverse event reporting procedures established by Novartis. In addition, each party shall promptly notify the other of any complaint relating to the Product received by Array.

(c)	The Parties shall promptly inform each other (via their respective appointed pharmacovigilance representatives) of any new safety information, including without limitation, suspected serious adverse reactions (whether unexpected or not), clinical trial reports and/or ad interim analyses results and the timely notification of trial completion in accordance with all applicable law and regulations governing safety reporting, including relevant timelines. For clarity, in the event the Parties have executed a Pharmacovigilance Agreement, all relevant safety findings (both clinical and pre-clinical) should be included in periodic reports per the detailed Pharmacovigilance Agreement and regulatory requirements.

(d)	The Parties shall promptly inform each other (via their respective appointed pharmacovigilance representatives) of any safety issues and/or actions planned or taken for reasons of patient safety, including documentation such as Dear Doctor Letters and any changes to the safety profile of the Product, as documented in the current product label or investigator brochure in accordance with applicable law and regulations governing safety reporting, including relevant timelines, as may be further detailed in a separate pharmacovigilance agreement.

(e)	The Parties agree that within ninety (90) days following the Effective Date, Array will transition to Novartis its global database and following such transition, Novartis will hold the global database, be primarily
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responsible for authoring of the Periodic Safety Update Report and be responsible for the Core Data Sheet and Investigator Brochure.

(f)	The Parties agree that its pharmacovigilance systems/operations or contracted pharmacovigilance activities will be audited at reasonable intervals to ensure elements set forth in the Pharmacovigilance Agreement are being fulfilled for the appropriate product. Both Parties will discuss and agree in good faith on how such an audit will be conducted (audit plan, duration of audit, audit report and corrective actions). Each Party’s routine audit will be scheduled no more frequently than once every two (2) years, with a minimum of ninety (90) days notice. Audits must be reasonable in scope and in relationship to the Product and must take place during normal business hours. Parties will correct audit observations in a timely manner and communicate those actions to the other Party.

(g)	Each Party shall provide the other with a notice in the event of a serious suspected breach of compliance with the Pharmacovigilance Agreement. Within thirty (30) days following receipt of notice of such notice by a Party hereto, a directed audit will be performed by the other party or an independent Third Party.

(h)	The Parties shall allow foreign and local health authorities to inspect their pharmacovigilance operations as it is necessary for either Party to maintain registration in the countries where the Product is marketed. A representative from the other Party may participate in such inspections. The Parties shall communicate urgent or critical issues affecting the other Parties pharmacovigilance activities within fourteen (14) Business Days of receipt of documented findings cited during a health authority inspection. Once corrective actions are determined, the inspected Party will provide a summary of the relevant inspection findings with associated corrective actions where the other Party is impacted.
8. FINANCIAL PROVISIONS
     8.1 Upfront Payment. In consideration of the licenses and rights granted to Novartis hereunder, Novartis shall pay to Array a one-time, upfront payment of forty million USD (US $40,000,000) within [***] after the later of (a) receipt by Novartis of an original invoice in the form of Exhibit B, and (b) the Effective Date.
     8.2 Milestone Payments.
(a)	In further consideration of the licenses and rights granted to Novartis hereunder, upon first achievement of each of the Development and Regulatory Milestones set forth below by Novartis, or any of its Affiliates or Sublicensees the corresponding one-time Milestone Payments shall be payable by Novartis to Array:
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Milestone	Milestone Payment (USD)
Development Milestones
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]

Regulatory Milestones
Milestone	Milestone Payment (USD)
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
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Notwithstanding the foregoing, for the purpose of construing the Development and Regulatory Milestone Payments specified in the above table:
(i)	If Development of a Product is terminated after it achieves a Development or Regulatory milestone, then that Milestone will not be due on subsequent achievement of the same Milestone by a subsequent Product.

(ii)	If a subsequent Development Milestone is achieved with respect to a particular Product before one or more prior Development Milestones (e.g., if the [***] occurs prior to [***]), then all such prior Development Milestones shall be deemed achieved with respect to such Product upon achievement of the subsequent Development Milestone and the corresponding Milestone Payments shall become due and payable. Similarly, if [***] then the Milestone Payment due upon [***] shall (if not previously paid) then be due and payable.

(iii)	Milestone Payments for [***] are payable upon achievement of all of [***].

(iv)	Each [***] will be counted only once as it relates to a particular Milestone Payment.

(v)	Milestone achievement associated with [***] shall be paid as a [***] as noted in the above table, and only once, regardless of the number of indications outside of oncology for which a Product achieves each milestone.

(vi)	For clarity, notwithstanding the foregoing or any other provision of this Agreement, each Development and Regulatory Milestone Payment shall be payable only on the first occurrence of such Milestone; and none of the Development or Regulatory Milestone Payments shall be payable more than once.

(vii)	To the extent that one or more of the foregoing Milestones is achieved as a result of [***] conducted by Array in [***], the applicable Milestone payment shall be payable to Array as [***], not a [***].
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(b)	In further consideration of the licenses and rights granted to Novartis hereunder, Novartis shall pay the following Sales Milestones:

Sales Milestones
Milestone (USD)	Milestone Payment (USD)
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
v	$	[***]
(i)	Each Sales Milestone shall be payable only once per Product, the first time worldwide Net Sales in all indications for such Product in a Calendar Year exceeds the relevant threshold set forth above.

(ii)	Notwithstanding anything to the contrary hereto, Novartis may deduct from any Sales Milestone Payments due to Array, any amount it has reimbursed Array pursuant to Section 7.2(i).
(c)	Each Milestone Payment shall be deemed earned upon achievement of the corresponding Milestone, and shall be notified by Novartis to Array (or by Array to Novartis, if the Milestone is achieved by Array) within thirty (30) days after achievement of the Milestone. Achievement of the first Development Milestone ([***]) shall be as reasonably determined by Novartis, provided that if trial actually proceeds into the [***]. Novartis shall make each Milestone Payment in accordance with Section 9.1(a).
     8.3 Royalty Payments.
(a)	In consideration of the licenses and rights to Novartis hereunder, during the applicable Royalty Term and subject to Sections 8.3(b), 8.4, 8.5, 8.6 and 8.7, Novartis will make royalty payments to Array, on a Product-by-Product basis, based on annual Net Sales of the applicable Product within the Field in the Territory by Novartis, its Affiliates and Sublicensees at the applicable rates set forth below.
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(i)	For sales of a Product in the US:

Total Net Sales of the Applicable
Product in the US in any Calendar
Year by Novartis, its Affiliates
and/or Sublicensees	Royalty Rate
[***]	[***]
[***]	[***]
(ii)	For sales of a Product outside of the US:

Total Net Sales of the Applicable
Product outside the US in any
Calendar Year by Novartis, its
Affiliates and/or Sublicensees	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
(iii)	For example, if Net Sales of a given Product in the US in a Calendar Year are [***], the royalty on such Net Sales shall be equal to [***].
(b)	Royalties will be payable on a Product-by-Product and country-by-country basis from First Commercial Sale of such Product in such country until the later of (i) the expiration of the last to expire Valid Claim which, but for the licenses granted in this Agreement, would be infringed by the Development, registration, manufacture, use or Commercialization of such Product in such country; and (ii) [***] from the First Commercial Sale of such Product in such country (“Royalty Term”).
     8.4 Failure to Pay Array Development Costs. In the event that (i) Array exercises its Opt-Out Option with respect to a Product pursuant to Section 5.7, Array’s right to pay Array Development Costs is terminated pursuant to Section 12.4(b)(ii), (ii) following a Change of Control or (iii) Array otherwise fails to pay all Array Development Costs (subject to the Array
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Annual Cap, Array Aggregate Cap and other terms of this Agreement) with respect to any Product for any reason (provided that, with respect to any default in the obligation to pay Array Development Costs, such default is (A) not cured within ninety (90) days after such payment is due, if such failure to pay is the first such default by Array, (B) not cured within sixty (60) days after such payment is due, if such failure to pay is the second such default by Array, or (C) not cured within thirty (30) days after such payment is due, if such failure to pay is the third or greater such default by Array), then the royalty rates applicable to Net Sales of such Product in the US shall be reduced based on the Array Contribution Ratio (as defined in Exhibit E), but in no case will the royalty rates payable to Array be lower than the royalty rates contained in Section 8.3(a)(ii), as if such rates were applicable to Net Sales of such Product in the US. The specific methodology for such reduction is set forth on Exhibit E.
     8.5 Know-How Royalty. For any period during the Royalty Term in which the sale of a Product in any country is not covered by a Valid Claim in such country, the royalty applicable to Net Sales of such Product in such country during such period shall be equal to [***] of the weighted average of the applicable royalty rate described above under Section 8.3(a)(i) or (ii), as the case may be, on US or ex-US Net Sales, as applicable. By way of illustration of the foregoing, assuming no reduction pursuant to Section 8.4, if Net Sales in [***] in which the sale of a Product is not covered by a Valid Claim were [***] and total ex-US Net Sales for the same calendar period were [***], the following will apply. The royalty payments as computed with respect to the [***] of ex-US Net Sales without regard to the rate reduction would be [***]. The average weighted royalty rate would equal [***]. The royalty rate then applicable to the Net Sales not covered by a Valid Claim would be [***]. Thus, the total royalty payable would equal: [***].
     8.6 [***]. In the event of a [***] for a Product in any country, the royalty rates applicable to Net Sales of such Product in such country in accordance with Sections 8.3 and 8.4 shall be reduced by [***] for so long as such [***] persists.
     8.7 Third Party Obligations.
(a)	Notwithstanding the provisions of this Section 8.7, Array shall remain responsible for the payment of royalty, milestone and other payment obligations, if any, due to Third Parties under any Array Patents or Array Know-How which have been licensed to Array prior to the Effective Date and are sublicensed to Novartis under this Agreement. All such payments shall be made promptly by Array in accordance with the terms of the applicable license agreement(s).

(b)	If, after the Effective Date, Array acquires from a Third Party Patent Rights or Know-How that would fall within the definition of Array Patent Rights and/or Array Know-How (“Third Party IP”), Array shall provide Novartis with reasonable notice of such acquisition and the terms thereof. Novartis shall then have the option to either include or exclude such Third Party IP as Array Patent Rights and/or Array Know-How. To the extent that Novartis notifies Array that such Third Party IP
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shall be included in Array Patent Rights and/or Array Know-How, then the following shall apply:
(i)	The licenses granted under Section 2.1 above with respect to such Third Party IP shall be subject to Novartis reimbursing Array for any payments owing to such Third Party by reason of Novartis’ exercise of rights granted in this Agreement with respect to the Third Party IP together with a reasonable share of all other non-royalty payment obligations owing to such Third Party,

(ii)	To the extent such Third Party IP constitutes Dominating Patent Rights (as defined in Section 8.7(c) below), the reimbursement for royalty payments made by Novartis to Array with respect to such Third Party IP shall be treated as Third Party royalty payments under Section 8.7(c) below.
(c)	In the event that Novartis reasonably determines that Third Party Patent Rights covering (i) the composition of matter, therapeutic use and/or manufacture of an Array Compound would necessarily be infringed by the manufacture, use or sale of a Product in a particular country without a license of such Third Party Patent Rights (such Third Party Patent Rights, “Dominating Patent Rights”) or (ii) the manufacture specifically of an Array Compound (i.e., not applicable to molecules other than an Array Compound) which do not constitute a Dominating Patent Right but would materially reduce the cost of goods sold thereof (such Third Party Patent Rights “Manufacturing Patent Rights”), and Novartis acquires a license to such Dominating Patent Rights or Manufacturing Patent Rights, Novartis shall be entitled to deduct from the royalties due to Array [***] of the royalties paid by Novartis to such Third Party under such license with respect to sales of such Product in such country; provided, however, that in no event shall the royalties payable to Array in any given Calendar Quarter be so reduced to [***] of the applicable royalty rate under Section 8.3 for sales in a given country (taking into account any applicable reduction to the US royalty rate called for in Section 8.4). Any amount that Novartis is entitled to deduct that is reduced by the limitation on the deduction in the foregoing proviso shall be carried forward and Novartis may deduct such amount from subsequent amounts due to Array until the full amount that Novartis was entitled to deduct is deducted. Array agrees to fully cooperate with Novartis to acquire such rights. For such purposes, a patent shall be deemed to be “necessarily infringed” if there is no practical alternative to Commercializing a Product without infringing such patent.
     8.8 Royalty Floor. Notwithstanding the foregoing, in no event shall the total royalty payable to Array in any Calendar Quarter after giving effect to all applicable reductions set forth
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herein, be reduced to [***] of the rate specified in Section 8.3 for sales in a given country (after giving effect to any applicable reduction to the US royalty rate called for in Section 8.4) (the “Royalty Floor”); provided, however, that the Royalty Floor shall be further reduced to [***] (after giving effect to any applicable reduction to the US royalty rate called for in Section 8.4) to the extent the event triggering such reduction is caused by [***].
     8.9 No Projections. Array and Novartis acknowledge and agree that nothing in this Agreement shall be construed as representing an estimate or projection of anticipated sales of any Product, and that the Milestones and Net Sales levels set forth above or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the Milestone Payments and royalty obligations to Array in the event such Milestones or Net Sales levels are achieved. NEITHER ARRAY NOR NOVARTIS MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT NOVARTIS, ITS AFFILIATES OR SUBLICENSEES WILL BE ABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.
9. REPORTS AND PAYMENT TERMS
     9.1 Payment Terms.
(a)	Novartis shall provide Array with written notice of its achievement of each Milestone as soon as practicable and in any case within thirty (30) days after the specified event triggering such Milestone is achieved by Novartis. After receipt of such notice, Array shall submit an original invoice to Novartis substantially in the form of Exhibit B for the corresponding Milestone Payment, provided that no such invoice shall be submitted prior to the Effective Date. Novartis shall make the corresponding Milestone Payment within as soon as practicable, and in any case no later than forty-five (45) days after receipt of such original invoice. With respect to Milestones achieved by Array, Array will provide Novartis with written notice of its achievement of such Milestone, together with an original invoice substantially in the form of Exhibit B. Array shall promptly provide Novartis with such documentation supporting its achievement of the Milestone as Novartis reasonably requests, and Novartis will have no more than thirty (30) days from receipt of such notice to confirm the occurrence of such Milestone. Novartis shall make the corresponding Milestone Payment within forty-five (45) days after such confirmation (and no later than seventy-five (75) days after receipt of Array’s invoice).

(b)	Within forty-five (45) days after each Calendar Quarter during the term of this Agreement following the First Commercial Sale of a Product, Novartis will provide to Array a Sales & Royalty Report. After receipt of such report, Array shall submit an original invoice to Novartis substantially in the form of Exhibit B with respect to the royalty amount and other payments with respect to the royalty amount shown therein.
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Novartis shall pay all royalty amounts within forty-five (45) days after receipt of such invoice.

(c)	Each Party shall provide to the other Party an original invoice for all amounts due to it under this Agreement. Unless otherwise noted, payments on such invoices shall be made within forty-five (45) days of the other Party’s receipt of the applicable invoice. Invoices to Novartis shall be substantially in the form set forth in Exhibit B.

(d)	All payments from Novartis to Array shall be made by wire transfer in US Dollars to the credit of such bank account as may be designated by Array in this Agreement or in writing to Novartis. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

(e)	For the avoidance of doubt, unless and until this Agreement becomes effective in accordance with Section 17.17, no payments shall become due and payable. In particular, while Development Costs and (if applicable) Milestone Payments with respect to activities performed in accordance with the Development Plan shall begin accruing from the Effective Date, neither Party will be obligated to effect reimbursement to the other Party for any such costs incurred by the other Party under or in connection with this Agreement, or payment for Milestone Payments earned prior to the Effective Date, unless and until this Agreement becomes effective in accordance with Section 17.17.
     9.2 Currency. All payments under this Agreement shall be payable in US Dollars. When conversion of payments from any foreign currency is required to be undertaken by Novartis, the USD equivalent shall be calculated using Novartis’ then-current standard exchange rate methodology as consistently applied in its external reporting.
     9.3 Taxes.
(a)	Except as provided in this Section 9.3, Array will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Novartis, Novartis will: (i) deduct such taxes from the payment made to Array; (ii) timely pay the taxes to the proper taxing authority; (iii) send proof of payment to Array; and (iv) reasonably assist Array in its efforts to obtain a credit for such tax payment. Each Party agrees to reasonably assist the other Party in lawfully claiming exemptions from and/or minimizing such deductions or withholdings under double taxation laws or similar circumstances; provided, however, that if either Party assigns its rights and obligations under this Agreement to one or more of its Affiliates, the assigning Party shall be responsible for any adverse withholding tax consequences to the non-assigning Party that are incurred as a result of
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payments no longer being made between Bermuda and the US or Switzerland and the US.
(b)	To the extent that the payments or activities under Articles 4, 5, 6 or 7.2, but excluding Sections 4.1 and 6.1(b)(i), are subject to any sales, use, excise, ad valorem, value added, or other similar taxes, then to the extent such taxes are not recoverable, the same shall be deemed Development Costs.
     9.4 Records and Audit Rights.
(a)	Each Party shall keep, and shall require their Affiliates to keep, complete, true and accurate books and records in accordance with its Accounting Standards in relation to this Agreement, including Development Costs under Article 5 and costs incurred by Array pursuant to Section 7.2 and, with respect to Novartis, in relation to Net Sales and royalties. Novartis shall ensure that any Sublicensees are bound by similar record keeping obligations in relation to Net Sales. Each Party will keep such books and records at its principal place of business (or the place of business of its Affiliates or Sublicensees, as applicable) for at least three (3) years following the Calendar Quarter to which they pertain.

(b)	Each Party (the “Audit Rights Holder”) may, upon written request and at its expense (except as provided for in Section 9.4(f)), cause an internationally-recognized independent accounting firm selected by it (except one to whom the auditee has a reasonable objection) (the “Audit Team”) to audit during ordinary business hours the books and records of the other Party (“Auditee”) and its Affiliates (and with respect to Novartis, its Sublicensees) for a given Calendar Year and the correctness of any payments made or required to be made to or by such Party during such Calendar Year, and any report, data or calculation underlying such payment (or lack thereof), pursuant to the terms of this Agreement. Prior to commencing its work pursuant to this Agreement, the Audit Team shall enter into an appropriate confidentiality agreement with the Auditee. The Audit Team shall have the right to disclose to the Party requesting the audit the results and its conclusions regarding any payments owed under this Agreement, and said Party shall treat such conclusions as Confidential Information pursuant to Article 11 hereto. For the avoidance of doubt, notwithstanding the foregoing, the Audit Team shall not disclose to the Party requesting the audit any more detailed information than such Party would have otherwise been entitled to receive pursuant to this Agreement. To the extent that Novartis does not have the right to grant Array the right to audit its Sublicensees’ books and records hereunder, Novartis shall to the extent permitted obtain for itself such right and, at the request of Array, Novartis shall
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exercise such audit right with respect to Sublicensees and provide the results of such audit for inspection by Array pursuant to this Section 9.4(b).
(c)	In respect of each audit of the Auditee’s books and records: (i) the Auditee shall be audited not more frequently than once per year; (ii) no records for any given year for an Auditee may be audited more than once; and (iii) the Audit Rights Holder shall only be entitled to audit books and records of an Auditee from the three (3) years prior to the Calendar Quarter in which the audit request is made.

(d)	In order to initiate an audit for a particular Calendar Year, the Audit Rights Holder must provide written notice to the Auditee, which notice shall include one or more proposed dates for the audit and which notice shall be given not less than sixty (60) days prior to the first proposed audit date. The Auditee will reasonably accommodate the scheduling of such audit. The Auditee shall provide the Audit Team(s) with full and complete access to the applicable books and records and otherwise reasonably cooperate with such audit.

(e)	The audit report and basis for any determination by an Audit Team shall be made available for review and comment by the Auditee, and the Auditee shall have the right, at its expense, to request a further determination by such Audit Team as to matters which the Auditee disputes (to be completed no more than thirty (30) days after the applicable audit report is provided to such Auditee and to be limited to the disputed matters). If the Parties disagree as to such further determination, the Audit Rights Holder and the Auditee shall mutually select an internationally-recognized independent accounting firm that shall make a final determination as to the remaining matters in dispute, which determination shall be binding upon the Parties.

(f)	If any audit finds any under-reporting or underpayment, or overcharging by any Party, the underpaying or overcharging Party shall remit such underpayment or reimburse such overcompensation to the underpaid or overcharged Party within sixty (60) days of receiving the final audit report establishing such obligation and a corresponding invoice. Further, if the audit for any one or more Calendar Years shows an under-reporting or underpayment or an overcharge by the Auditee for that period in excess of ten percent (10%) of the amounts properly determined, the Auditee shall reimburse the Audit Rights Holder for its out-of-pocket expenses, including the fees and expenses paid by it to the Audit Team(s), in connection with said audit, which reimbursement shall be made within sixty (60) days of receiving appropriate invoices and other support for such audit-related costs.
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10. INTELLECTUAL PROPERTY RIGHTS
     10.1 Ownership of Inventions. All inventions arising from the Parties’ activities under this Agreement, including any patent applications and patents covering such inventions, shall be owned as follows:
(a)	All inventions and other Know-How arising from the Parties’ activities under this Agreement, including any patent applications and patents covering such inventions and other Know-How, made solely by employees or consultants of a Party shall be owned by such Party.

(b)	All such inventions and other Know-How made or developed jointly by employees or consultants of both Parties shall be owned jointly by the Parties. Determination of inventorship shall be made in accordance with US patent laws and any Patent Rights with a named inventor that is an employee or consultant of each Party will be jointly owned.

(c)	Array’s rights in any such Know-How and Patent Rights shall be included in the licenses granted pursuant to Section 2.1(a) or 2.1(b), as applicable, of this Agreement. Any jointly owned Know-How and Patent Rights will be included in the Joint Know-How and Joint Patent Rights and licensed hereunder to Novartis pursuant to Section 2.1(a) or 2.1(b), as applicable, of above. Each Party may use, or license to any Third Party, any jointly owned Know-How and Patent Rights for any other purpose not inconsistent with the license grants in Sections 2.1(a) and (b) or such Party’s obligations under Section 2.4 without accounting to or obtaining the approval of the other Party. However, except to a permitted assignee under in Section 17.1, neither Party shall assign to any Third Party its interest in any jointly owned Patent Rights without the other Party’s prior written consent (not to be unreasonably withheld).
     10.2 Patent Prosecution.
(a)	Array Patents.
(i)	The responsibility for filing, prosecuting and maintaining the Array Patents shall be as follows:
(A)	Prior to the AZ Termination Date, Array or its designee will be responsible for filing, prosecuting and maintaining the Array Patents at its own cost and expense and Novartis will have the right to review and comment on drafts of substantive patent submissions with respect thereto, which comments shall be accepted by Array so long as they do not cause Array to be in breach of the AZ Agreement. Array will consult with Novartis and keep Novartis reasonably informed of the status of such Array Patents and
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provide copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith, it being understood and agreed that Array shall make all decisions relating thereto in accordance with Novartis’ instructions so long as such instructions do not cause Array to be in breach of the AZ Agreement.
(B)	From and after the AZ Termination Date, Novartis will be responsible for filing, prosecuting and maintaining the Array Patents, at its own cost and expense. Array will fully cooperate with Novartis in connection with the filing, prosecution and maintenance of the Array Patents, including by providing access to relevant persons and executing all documentation reasonably requested by Novartis. Novartis will consult with Array and keep Array reasonably informed of the status of such Array Patents, it being understood and agreed that Novartis shall make all decisions relating thereto.
(ii)	The Party responsible for filing, prosecuting and maintaining the Array Patents in accordance with Section 10.2(a) (the “Responsible Party”) will notify the other Party of any decision to cease prosecution and/or maintenance of, or not to continue to pay the expenses of prosecution and/or maintenance of, any Array Patents. The Responsible Party will provide such notice at least thirty (30) days prior to any filing or payment due date, or any other due date that requires action, in connection with such Patent Right. In such event, the Responsible Party shall, to the extent consistent with existing Third Party rights, permit the other Party, at its sole discretion and expense, to continue prosecution or maintenance of such Array Patent Right.

(iii)	Array shall use its best efforts, including acting on Novartis’ suggestions, to modify as soon as practicable the Array Patents by filing divisionals or taking such other actions so that claims covering the Array Compounds that do not constitute AZ Candidate Drugs are separated from claims covering AZ Candidate Drugs. To the extent Array is not able to modify the Array Patents as provided in this Section 10.2(a)(iii), Array shall cooperate with Novartis to prosecute the Array Patents in the Territory in the same manner as set forth in this Section 10.2.
(b)	Joint Patents.
(i)	Novartis will be responsible for filing, prosecuting and maintaining any Joint Patents at its own cost and expense. Array will fully cooperate with Novartis in connection with the filing, prosecution
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and maintenance of such Joint Patents, including by providing access to relevant persons and executing all documentation reasonably requested by Novartis. Novartis will consult with Array and keep Array reasonably informed of the status of such Joint Patents and will provide Array with all material filings and correspondences with the patent authorities with respect to such Joint Patents for Array’s review and comment, it being understood and agreed that Novartis shall make all decisions relating thereto.
(ii)	Novartis will notify Array of any decision not to file applications for, or to cease prosecution and/or maintenance of, or not to continue to pay the expenses of prosecution and/or maintenance of, any Joint Patents. Novartis will provide such notice at least thirty (30) days prior to any filing or payment due date, or any other due date that requires action, in connection with such Patent Right. In such event, Novartis shall permit Array, at its sole discretion and expense, to file or to continue prosecution or maintenance of such Joint Patent.
     10.3 Patent Infringement.
(a)	Each Party will notify the other of any infringement by a Third Party of any of the Array Patents or Joint Patents through the development or commercialization of a Competing Product in the Territory of which such Party becomes aware, including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Array Patents or Joint Patents (collectively “Competing Product Infringement”).

(b)	Competing Product Infringement.
(i)	Novartis will have the first right to bring and control any legal action to enforce the Array Patents or the Joint Patents in connection with a Competing Product Infringement at its own expense as it reasonably determines appropriate, and Array shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Additionally, Novartis agrees to keep Array fully apprised with respect to such enforcement action. In the event Novartis elects not to initiate an action to enforce the Array Patents or the Joint Patents in connection with a Competing Product Infringement within one hundred twenty (120) days of a request by Array to do so, (or within such shorter period which may be required to preserve the legal rights of Array under the laws of the relevant government), Array may initiate such action at its expense, and Novartis shall have the right, at its own
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expense, to be represented in any such action by counsel of its own choice. Array agrees to keep Novartis fully apprised with respect to such enforcement action.
(ii)	At the request of the Party enforcing the Array Patents or the Joint Patents (the “Enforcing Party”), the other Party (the “Non-Enforcing Party”) shall provide reasonable assistance in connection with such enforcement action, including by executing reasonably appropriate documents, cooperating in discovery and filing the action or joining as a party to the action if required. Without limiting the foregoing, upon the written request of Novartis, Array shall file an action for a Competing Product infringement with respect to a Generic Equivalent.

(iii)	In connection with any such proceeding, the Enforcing Party shall not enter into any settlement admitting the invalidity of, or otherwise impairing the Non-Enforcing Party’s rights in, the Array Patents or the Joint Patents without the prior written consent of the Non-Enforcing Party, which will not be unreasonably withheld or delayed.

(iv)	Any recoveries resulting from such an action relating to a claim of Competing Product Infringement of the Array Patents or the Joint Patents shall be first applied against repayment of each Party’s actual out-of-pocket costs and expenses, or proportionate percentages thereof, in connection therewith. Any remainder will be shared as follows: Array shall be paid an amount equal to the royalties that would have been due upon sales of the infringing product as if such infringing sales had been Net Sales of a Product sold by Novartis, and the remaining portion of such recovery shall be paid to Novartis.
(c)	AZ Agreement. Novartis’ rights under Section 10.3(b) are subject to rights previously granted to AstraZeneca AB (“AZ”) under that certain Collaboration and License Agreement between Array and AZ, effective as of December 18, 2003, as amended by that certain Amendment to Collaboration and License Agreement, between Array and AZ, effective as of June 1, 2009 (collectively, the “AZ Agreement”).For the avoidance of doubt, all rights granted to or retained by Array pursuant to Sections 8.3.1 and 8.3.3 of the AZ Agreement shall, to the extent relating to Array Compounds or Products, be subject to this Agreement, including this Section 10.3. Without limiting the preceding sentence, [***]. Any enforcement actions initiated by AZ with respect to a Competing Product Infringement shall be deemed initiated by Array for purposes of Section 10.3(b), and the costs and expenses incurred by Array in such enforcement action shall include any costs and expenses
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reimbursed or required to be reimbursed by Array to AZ in accordance with the AZ Agreement in such enforcement action. Additionally it is further understood that notwithstanding anything to the contrary in this Agreement, the AZ Agreement, and the rights granted to AZ thereunder, shall in no event constitute a breach of Sections 2.4(a), 14.2 or 14.3.
(d)	[***]. Notwithstanding the foregoing, upon the written request of Novartis, Array shall [***].
     10.4 Reserved.
     10.5 Trademarks. Novartis shall have the right to brand the Products using Novartis related trademarks and any other trademarks and trade names it determines appropriate for the Products, which may vary by country or within a country (“Product Marks”). Novartis shall own all rights in the Product Marks and register and maintain the Product Marks in the countries and regions it determines reasonably necessary.
     10.6 Patent Extensions.
(a)	The Parties shall cooperate and shall take each other’s advice into reasonable account in obtaining patent term restoration (under but not limited to Drug Price Competition and Patent Term Restoration Act), supplemental protection certificates or their equivalents, and patent term extensions with respect to the Array Patents in any country and/or region where applicable. Subject to Array’s obligations to AZ under the AZ Agreement, Novartis shall have the right to direct Array’s actions in exercising any rights granted to or retained by Array pursuant to the AZ Agreement with respect to any such patent term extensions. Notwithstanding the foregoing, Array shall not be obligated to take an action requested by Novartis if such action would limit the ability of Array to obtain a patent extension with respect to an AZ Licensed Product.

(b)	The Parties will discuss the decision regarding patent extensions, provided that Novartis shall have the final decision making authority with respect thereto.
     10.7 [***]. Array shall have the right to [***] Novartis, or any of its Affiliates or Sublicensees, [***] with respect to an Array Compound or a Product; and any such [***] by Array shall become effective ninety (90) days after the date of such [***] from Array, unless Novartis, or its Affiliate or Sublicensee, as applicable, has [***].
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11. CONFIDENTIALITY
     11.1 Duty of Confidence.
(a)	Subject to the other provisions of this Article 11, all Confidential Information disclosed by a Party or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party and its Affiliates. The recipient Party may only use any such Confidential Information for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement. Subject to the other provisions of this Article 11, the recipient Party and its Affiliates shall hold as confidential such Confidential Information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information. Subject to the other provisions of this Article 11 and Article 13, a recipient Party may only disclose Confidential Information of the other Party to: (i) its Affiliates and Sublicensees; and (ii) employees, directors, agents, contractors, consultants and advisers of the Party and its Affiliates and Sublicensees, in each case to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

(b)	Subject to Section 11.3 below, Array shall maintain in confidence and otherwise safeguard all Array Know-How to the extent such Know-How is of confidential and proprietary nature, and each Party shall maintain in confidence and otherwise safeguard all Joint Know-How to the extent such Joint Know-How is of confidential and proprietary nature. The foregoing shall not preclude a Party from disclosing its own Know-How or Joint Know-How for purposes outside the scope of the exclusive licenses granted to the other Party under this Agreement.
     11.2 Exceptions. The obligations under this Article 11 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:
(a)	is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

(b)	was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party or any of its Affiliates;
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(c)	is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

(d)	is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by written records, without reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.
Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the recipient Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the recipient Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the recipient Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the recipient Party unless the combination and its principles are in the public domain or in the possession of the recipient Party.
     11.3 Authorized Disclosures.
(a)	In addition to disclosures allowed under Section 11.2, Novartis may disclose Confidential Information belonging to Array or its Affiliates to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting Patent Rights as permitted by this Agreement; (ii) in connection with Regulatory Filings for Products; (iii) prosecuting or defending litigation as permitted by this Agreement; (iv) complying with applicable court orders or governmental regulations (including securities regulations); or (v) to the extent otherwise necessary or appropriate in connection with exercising the license and other rights granted to it hereunder.

(b)	In addition, Novartis and its Affiliates and Sublicensees may disclose Confidential Information of Array to Third Parties as may be necessary or useful in connection with the Development, manufacture or Commercialization of the Array Compounds and/or Product(s) as contemplated by this Agreement, including in connection with subcontracting transactions. The foregoing shall apply reciprocally to Array in connection with the exercise of the Array Development Activities.

(c)	In the event the recipient Party is required to disclose Confidential Information of the disclosing Party by law or in connection with bona fide legal process, including disclosures of the type contemplated by Section 11.3(a)(iv), such disclosure shall not be a breach of this Agreement; provided that the recipient Party (i) informs the disclosing Party as soon as reasonably practicable of the required disclosure;
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(ii) limits the disclosure to the required purpose; and (iii) at the disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure.
     11.4 Ongoing Obligation for Confidentiality. Upon early termination of this Agreement for any reason, each Party and its Affiliates shall immediately return to the other Party or destroy any Confidential Information disclosed by the other Party, except for one copy which may be retained in its confidential files for archive purposes or to the extent such Party’s right to use such Know-How of the other Party expressly survives such termination under Article 13 below.
     11.5 Terms of this Agreement. Each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, except that either Party may disclose the Agreement to advisors (including financial advisors, attorneys and accountants) or as otherwise permitted for a disclosure of Confidential Information in this Article 11.
12. TERM AND TERMINATION
     12.1 Term. The term of this Agreement will commence upon the Effective Date and continue, on a Product-by-Product and country-by-country basis, until the expiration of the royalty obligations of Novartis with respect to the applicable Product in the applicable country, unless earlier terminated as permitted by this Agreement. Upon expiration of the term of this Agreement, on a Product-by-Product and country-by-country basis, the licenses granted to Novartis hereunder shall continue in effect, as exclusive, fully paid-up, royalty-free, transferable, perpetual and irrevocable with respect to such Product and such country.
     12.2 Termination for Breach.
(a)	If either Novartis or Array is in material breach of any material obligation hereunder, the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in the event such material breach is not cured within ninety (90) days after such notice, the non-breaching Party shall have the right thereafter to terminate this Agreement immediately by giving written notice to the breaching Party to such effect; provided, however, that if such breach is capable of being cured but cannot be cured within such ninety (90) day period and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the non-breaching Party shall grant the breaching Party such additional period as is reasonable in the circumstances to cure such breach.

(b)	Notwithstanding this Section 12.2, in the event of Array’s uncured material breach of any of its obligations under Section 7.2 or the Co-Detailing Agreement, Novartis shall have the right to terminate Array’s rights under Section 7.2 and the Co-Detailing Agreement, and
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this Agreement shall otherwise continue in full force and effect as if Array’s Co-Detailing Option under Section 7.2 had expired without Array’s exercising such option.

(c)	In the event that arbitration is commenced with respect to any alleged breach hereunder, no purported termination of this Agreement pursuant to this Section 12.2 shall take effect until the resolution of such arbitration.

(d)	Novartis shall not be required to make any Milestone Payments pursuant to Section 8.2 to the extent that the applicable triggering event for such Milestone Payment occurs during the termination notice period set forth in this Section 12.2 or during any arbitration with respect to any alleged material breach by Array hereunder; provided, that if the outcome of any such termination or arbitration is such that Novartis’ licenses hereunder remain in effect (either because the Agreement has not been validly terminated or because Novartis’ licenses remain in effect as set forth in Section 13.2), then such Milestone Payment shall become immediately payable by Novartis (to the extent required under Section 13.2(b), if applicable).

(e)	Any termination by any Party under this Section 12.2 and the effects of termination provided herein shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party.
     12.3 Termination for Insolvency. Either Array or Novartis may terminate this Agreement without notice if an Insolvency Event occurs in relation to the other Party. In any event when a Party first becomes aware of the likely occurrence of any Insolvency Event in regard to that Party, it shall promptly so notify the other Party in sufficient time to give the other Party sufficient notice to protect its interests under this Agreement. Novartis may terminate this Agreement in the event Array rejects this Agreement under Section 365 of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq. (the “Code”).
     12.4 Partial Termination for Change of Control of Array.
(a)	Array shall provide written notice to Novartis within twenty-four (24) hours following any event or transaction (or series of events or transactions) that constitutes a Change of Control.

(b)	In the event of a Change of Control of Array, Novartis shall have the right, upon written notice to Array, within sixty (60) days after Novartis receives notice of consummation of such Change of Control, to:
(i)	terminate the provisions of Article 3, and upon such notice, Array shall have no rights, and Novartis will not be obligated, under Article 3 for the remaining term of this Agreement;
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(ii)	terminate the provisions of Article 5 on a partial basis solely with respect to Array’s right and obligation to conduct Array Development Activities, and pay future Array Development Costs and upon such notice, Array or its successor will (A) cooperate in good faith to transition and transfer to Novartis all remaining Development activities assigned to Array under the Development Plan, including all information and data relevant to any such activities and all supplies of any Array Compounds and Products then in Array’s possession or control, including assignment of all relevant clinical trial agreements or agreements with contract research organizations and all Regulatory Approvals, and (B) have the right to pay to Novartis any unpaid Array Development Costs previously incurred and invoiced;

(iii)	terminate the provisions of Section 7.2 and the Co-Detailing Agreement, and upon such notice, Array shall have no rights and Novartis will not be obligated under Section 7.2 and the Co-Detailing Agreement for the remaining term of this Agreement (other than with respect to the transition to Novartis of any Detailing activities then being conducted by Array, which transition shall be conducted in accordance with applicable provisions of the Co-Detailing Agreement); and/or

(iv)	Novartis shall provide Array annual updates on its progress with respect to the Development and Commercialization of the Array Compounds and Products hereunder, including the overall status of ongoing clinical trials, and material adverse events reporting (if any).
(c)	For clarity, Novartis shall be entitled, in its sole discretion, to make the elections provided for in this Section 12.4 upon each occurrence of a Change of Control of Array.
     12.5 Termination by Novartis Without Cause. Novartis may terminate this Agreement without cause at any time after the Effective Date in its entirety, or on a Product-by-Product or country-by-country basis, on one hundred eighty (180) days prior written notice.
     12.6 Rights in Bankruptcy.
(a)	All licenses, Commercialization, manufacturing and Development rights granted under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the Code and any similar laws in any other country in the Territory, licenses of rights to “intellectual property” as defined under Section 101 of the Code. The Parties agree that Novartis, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Code and any similar laws in any other
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country in the Territory. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Array under the Code and any similar laws in any other country in the Territory, Novartis will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Array elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon written request therefor by Novartis following the rejection of this Agreement by or on behalf of Array.

(b)	All rights, powers and remedies of Novartis provided for in this Section 12.6 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, under the Code and any similar laws in any other country in the Territory). In the event of the Bankruptcy of Array, Novartis, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under the Code and any similar laws in any other country in the Territory). The Parties agree that they intend the following Novartis rights to extend to the maximum extent permitted by law, including, without limitation, for purposes of the Code and any similar laws in any other country in the Territory: (i) the right of access to any intellectual property (including all embodiments thereof) of Array, or any Third Party with whom Array contracts to perform an obligation of Array under this Agreement which is necessary for the Development, registration, manufacture and/or Commercialization of Products in the Territory; (ii) the right to contract directly with any Third Party described in (i) to complete the contracted work, and (iii) the right to cure any breach of or default under any such agreement with a Third Party and set off the costs thereof against amounts payable to Array under this Agreement.
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13. EFFECT OF TERMINATION
     13.1 Accrued Obligations. Except as otherwise expressly provided herein, the expiration or termination of this Agreement for any reason shall not release either Party from any liability that, at the time of such expiration or termination, has already accrued to the other Party or that is attributable to a period prior to such expiration or termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement prior to such expiration or termination.
     13.2 Termination by Novartis for Cause. Upon termination of this Agreement by Novartis pursuant to Section 12.2(a) or 12.3:
(a)	Any licenses granted by Novartis to Array will terminate and revert to Novartis;

(b)	the licenses and other rights granted by Array to Novartis under the Array’s Technology and Array’s interest in any Joint Technology will remain in effect in accordance with their respective terms (including Articles 8 and 9); provided, however, that (i) the license granted to Novartis in Section 2.1 shall become a perpetual and irrevocable license; (ii) the amount of any Milestone Payments and royalties applicable to Net Sales of Product shall be [***] other than for a breach of Section 2.4, without prejudice to any other remedies; (iii) the reduction in Milestone Payments and royalties shall be credited against any other monetary damages awarded to Novartis as a result of Array’s breach; and (iv) Novartis shall have the right to offset the full amount of any remaining monetary damages awarded to it (i.e., any amount in excess of the reduction set forth in subsection (ii) above) against any Milestone Payments and/or royalties.

(c)	Section 2.3 shall survive with respect to Array only in accordance with its terms for the duration of the Royalty Term;

(d)	For the avoidance of doubt, Section 2.3 shall terminate as to Novartis;

(e)	Novartis shall continue to have the right, as applicable, to prosecute, maintain, enforce and defend the Array Patents and Joint Patents to the extent specified in Sections 10.2 and 10.3;

(f)	Except as set forth in this Section 13.2 and in Sections 13.1 and 13.4, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.
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     13.3 Termination by Novartis Without Cause or by Array for Cause. Upon termination of this Agreement by Novartis pursuant to Section 12.5 or by Array pursuant to Section 12.2(a) or 12.3, the following shall apply:
(a)	Wind-down Period.
(i)	Development. In the event there are any ongoing clinical trials of any Product in the Territory, at Array’s request, following the date a notice of termination has been issued by Novartis pursuant to Section 12.5 or by Array pursuant to Section 12.2 or 12.3, Novartis agrees to continue such trials in the normal course until the effective date of the termination, or, to the extent so requested by Array, to promptly transition to Array or its designee such clinical trials or portions thereof. Novartis agrees promptly to reimburse Array for [***] of the Out-of-Pocket Costs incurred by Array in connection with Array’s continued performance of such clinical trials during the [***] after the date notice of such termination is delivered. Notwithstanding anything herein to the contrary, following the effective date of termination of this Agreement, Novartis may terminate any ongoing or continuing trials in its sole discretion to the extent that Array does not request that such trials be transitioned to Array in accordance with the foregoing.

(ii)	Commercialization. To avoid a disruption in the supply of Product to patients, if the Agreement is terminated after the [***], Novartis, its Affiliates and its Sublicensees shall continue to distribute (but for the avoidance of doubt, shall have no obligation to promote or market) the Product in each country of the Territory in which it is being distributed, in accordance with the terms and conditions of this Agreement, until the date on which Array notifies Novartis in writing that Array has secured an alternative distributor or licensee for the Product in such country, but in no event for more than [***] after the effective date of any termination of this Agreement (the “Wind-down Period”); provided that Novartis, its Affiliates and its Sublicensees shall cease such activities, or any portion thereof, in a given country upon sixty (60) days’ notice by Array requesting that such activities (or portion thereof) be ceased. Notwithstanding any other provision of this Agreement, during the Wind-down Period, Novartis’ and its Affiliates’ and Sublicensees’ rights with respect to the Array Compound and the Products in the Territory shall be non-exclusive and, without limiting the foregoing, Array shall have the right to engage one or more other distributor(s) and/or licensee(s) of any Product in all or part of the Territory. Any Product sold or disposed by Novartis in the Territory during the
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Wind-down Period shall be subject to applicable payment obligations under Articles 8 and 9 above.

(iii)	Array’s Activities. Array shall use Commercially Reasonable Efforts to prepare itself for, and enable Novartis to, transition to Array as soon as reasonably practicable the activities described in Sections 13.3(a)(i) and (a)(ii).
(b)	Assignment of Regulatory Filings and Regulatory Approvals. At Array’s request, and to the extent permitted under applicable law, Novartis shall assign or cause to be assigned to Array or its designee (or to the extent not so assignable, Novartis shall take all reasonable actions to make available to Array or its designee the benefits of) all Regulatory Filings for all Product in the Territory, including any such Regulatory Filings made or owned by Novartis’ Affiliates and/or Sublicensees. In each case, unless otherwise required by any applicable law, the foregoing assignment (or availability) shall be made as soon as reasonably practicable after the effective date of any termination of this Agreement and in any event no later than thirty (30) days after the effective date of such termination, or if such assignment cannot legally be made within such thirty-day period, as soon thereafter as such assignment can legally be made. Array shall use Commercially Reasonable Efforts to assist Novartis in any manner reasonably requested by Novartis to effectuate such assignments.

(c)	Supply. Novartis shall use Commercially Reasonable Efforts to transition to Array upon Array’s request, and Array shall use Commercially Reasonable Efforts to be in a position to receive the transitioning of, any arrangement with any contractor from which Novartis had arranged to obtain a supply of the Array Compound or Products. In the event that such materials are manufactured by Novartis, then, upon request by Array, Novartis shall continue to provide Array with such materials at a price equal to Novartis’ Fully Burdened Manufacturing Cost for such materials for not longer than [***] after the effective date of such termination; provided that Array shall use commercially reasonable efforts to obtain such alternative source as soon as practicable. In addition, Novartis shall promptly provide to Array a copy of all data pertaining to the manufacture of the Array Compound and the Products to the extent not previously provided to Array, and Array shall have the right to use (and authorize the use of) and to disclose all such data following termination of this Agreement for purposes of manufacturing Products, subject to reasonable procedures to maintain the confidentiality thereof.

(d)	Safety Issues. Notwithstanding Section 13.3(a) and (c) above, if Novartis reasonably determines that the conduct of any clinical trial or
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the sale of a Product should be discontinued because the Product is unsafe for human use or if continued Development or Commercialization of the Product would be unethical, then Novartis shall have no obligation to continue clinical trials of such Product pursuant to Section 13.3(a)(i), to continue to Commercialize such Product pursuant to Section 13.3(a)(ii), or to supply Array with quantities of such Product pursuant to Section 13.3(c).

(e)	Transition. Novartis shall use Commercially Reasonable Efforts to cooperate with Array and/or its designee to effect, and Array shall use Commercially Reasonable Efforts to effectuate, a smooth and orderly transition in the development, sale and ongoing marketing, promotion and Commercialization of the Products in the Territory during the Wind-down Period.

(f)	License of Novartis Technology; Transfer of Data and Know-How. Effective as of the notice of such termination, to the extent requested by Array, Array shall have and is hereby granted by Novartis an exclusive, irrevocable, world-wide license, with the right to sublicense, under any Patent Rights and Know-How owned or Controlled by Novartis or its Affiliates which are reasonably necessary in order to continue, or were actually used to manufacture, Develop and/or Commercialize Array Compounds and Products to research, Develop, make, use, import, offer for sale, sell and otherwise Commercialize (or have any of the foregoing done on its behalf) such Array Compounds and Products. Section 11.1(b) shall cease to apply and Array shall be free to use and disclose without restriction all Array Know-How. In addition, effective as of the notice of such termination, Novartis shall (x) promptly provide to Array a copy of all such Know-How, to the extent not previously provided to Array, and (y) assign and hereby assigns to Array all Product-specific trademarks then being used in connection with the manufacture, Development or Commercialization of Products. The foregoing rights and license shall be fully paid and royalty-free, provided that (i) if the effective date of termination occurs after either Party has initiated a [***] of a Product, but prior to such Product having achieved [***] in cumulative aggregate worldwide Net Sales, then Array shall pay to Novartis a royalty on the Net Sales of such Product worldwide, on a Product-by-Product basis and on a country-by-country basis, at a rate of [***], such royalty to commence once cumulative aggregate worldwide Net Sales of such Product of at least [***] have been achieved, and (ii) if the effective date of such termination occurs after cumulative aggregate worldwide Net Sales of a Product hereunder of at least [***] have been achieved, then Array shall pay to Novartis a royalty on the Net Sales of such Product worldwide, on a Product-by-Product basis and on a country-by-country basis, at a rate of [***]. The royalties due under subsections (i) and (ii) above shall continue on a country-by-country
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basis until the later of: (A) the expiration of the last to expire Valid Claim (as defined in Section 1.1 but substituting Novartis for Array in such definition solely for purposes of this Section 13.3(g)) so licensed to Array by Novartis covering such Product in such country; and (B) the tenth (10th) anniversary of the First Commercial Sale of such Product by Array, its Affiliates or licensees (including Novartis, its Affiliates or Sublicensees) in such country. For purposes of such royalties, the definition of Net Sales and Sections 8.5-8.8, 9.1(b), 9.2 and 9.3(a) above shall apply, mutatis, mutandis.

(g)	Third Party Payments. Array shall be responsible for the payment of milestones, royalties and any other payment obligations, if any, due to Third Parties under (A) Array Technology as set forth in Section 8.7(a) and 8.7(b) and (B) Third Party technology obtained by Novartis under Section 8.7(c), to the extent Novartis assigns or sublicenses the right to such technology to Array.

(h)	Array Development Costs. Any unpaid Accrued Array Development Costs as of the effective date of termination, shall be cancelled and deemed fully paid and discharged. In addition, for the Calendar Year in which the termination occurs, the Array Annual Cap shall be prorated based on the number of days in such Calendar Year prior to the effective date of such termination.

(i)	Other Rights and Obligations. Except as set forth in this Section 13.3 and in Sections 13.1 and 13.4, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.
     13.4 Survival. The provisions of Articles 1, 13 (including any other Articles and Sections of this Agreement which survive by virtue of the express terms of Article 13), 15 and 17 and Sections 9.4, 10.1 and 12.2(e) shall survive expiration or termination of this Agreement. In addition, the provisions of (i) Articles 11 and 16 shall survive the termination or expiration of this Agreement for a period of ten (10) years and Sections 9.1-9.3 shall survive to the extent that Novartis continues to be obligated to pay Milestone Payments and royalties to Array pursuant to the applicable provisions of Article 13; and (ii) Sections 10.3-10.6 shall survive to the extent that the licenses granted to Novartis hereunder survive pursuant to the applicable provisions of Article 13. In the event that this Agreement is terminated with respect to only certain Product(s) or certain country(ies), the provisions of this Section 13.4 shall apply only with respect to the terminated Product(s) or country(ies), as applicable.
     13.5 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.
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14. REPRESENTATIONS, WARRANTIES AND COVENANTS
     14.1 Representations and Warranties by Each Party. Each Party represents and warrants to the other as of the Effective Date that:
(a)	it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

(b)	it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c)	this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

(d)	all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and

(e)	the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party; or (iii) violate any law.
     14.2 Representations and Warranties by Array. Array represents and warrants to Novartis as of the Effective Date that:
(a)	Exhibit A of this Agreement includes a complete and accurate list of (x) all Patent Rights described in clause (i) of the definition of Array Patents in existence as of the Effective Date, indicating the owner, licensor and/or co-owner(s) thereof if any such Array Patent is not solely owned by Array and (y) all license, assignment, distribution or other agreements existing as of the Effective Date relating to the Array Patents and Array Know-How; provided, however, that notwithstanding the foregoing, Array is not making any representations or warranties with respect to any Array Patents that are included in the definition of Array Patents solely due to the fact that they are useful for the research, Development, manufacture, use or Commercialization of the Array Compounds and/or Products in the Field and to practice the licenses granted hereunder;

(b)	except as specified on Exhibit A, Array is the sole and exclusive owner, or exclusive licensee of all of the Array Patents, free from
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Encumbrances which would contravene or conflict with the rights granted Novartis hereunder, and is listed in the records of the appropriate governmental agencies as an owner of record or exclusive licensee for each registration, grant and application included in such Array Patents;

(c)	Except with respect the Array Patent Rights that name at least one AZ inventor, which Array Patent Rights are listed on Exhibit G, Array has obtained from all individuals who participated in any respect in the invention or authorship of any Array Technology effective assignments of all ownership rights of such individuals in such Array Technology, either pursuant to written agreement or by operation of law;

(d)	All of Array’s and its Affiliates employees, officers and consultants have executed agreements or have existing obligations under applicable laws requiring assignment to Array of all inventions made during the course of and as the result of their association with Array and obligating the individual to maintain as confidential Array’s Confidential Information as well as confidential information of other parties (including Novartis and its Affiliates) which such individual may receive, to the extent required to support Array’s obligations under this Agreement;

(e)	Array has the right to grant to Novartis the licenses that it purports to grant hereunder;

(f)	Array has the right to use and disclose and to enable Novartis to use and disclose (in each case under appropriate conditions of confidentiality) the Array Know-How free from Encumbrances;

(g)	To Array’s knowledge, the issued patents in the Array Patents are valid and enforceable without any Claims, challenges, oppositions, interference or other proceedings pending or threatened against any of the Array Patents and Array has filed and prosecuted patent applications within the Array Patents in good faith and complied with all duties of disclosure with respect thereto;

(h)	there have been no Claims, challenges or other proceedings pending or, to its knowledge, threatened against any of the Array Know-How;

(i)	to Array’s knowledge, neither Array nor any of its Affiliates has committed any act, or omitted to commit any act, that may cause the Array Patents to expire prematurely or be declared invalid or unenforceable;

(j)	all application, registration, maintenance and renewal fees in respect of the Array Patents as of the Effective Date have been paid and all
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necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining the Array Patents;

(k)	neither Array nor any of its Affiliates has granted, nor will grant during the term of this Agreement, to any Third Party, including any academic organization or agency, any rights to the Array Compounds or Product;

(l)	the Array Technology comprise all of the intellectual property rights of Array used by Array and its Affiliates consultants and contractors in the Development of the Array Compounds and Products prior to the Effective Date;

(m)	to Array’s knowledge, the Development, registration, manufacture, use or Commercialization of the Array Compounds or Products do not infringe the Patent Rights or misappropriate the Know-How of any Third Party, nor has Array or its Affiliates received any written notice alleging such infringement or misappropriation;

(n)	neither Array nor any of its Affiliates have initiated or been involved in any proceedings or claims in which it alleges that any Third Party is or was infringing or misappropriating any Array Technology, nor have any such proceedings been threatened by Array or any of its Affiliates, nor does Array or any of its Affiliates know of any valid basis for any such proceedings;

(o)	no officer or employee of Array or any of its Affiliates is subject to any agreement with any other Third Party which requires such officer or employee to assign any interest in any Array Technology relating to the Array Compounds or Product to any Third Party;

(p)	Array and its Affiliates have taken reasonable precautions to preserve the confidentiality of the Array Know-How;

(q)	neither Array nor any of its Affiliates have entered into a government funding relationship that would result in rights to any Array Compounds or Product residing in the US Government, National Institutes of Health, National Institute for Drug Abuse or other agency, and the licenses granted hereunder are not subject to overriding obligations to the US Government as set forth in Public Law 96 517 (35 U.S.C. 200-204), as amended, or any similar obligations under the laws of any other country;

(r)	neither Array nor any of its Affiliates has granted any Third Party rights that would otherwise interfere or be inconsistent with Novartis’ rights hereunder, and there are no agreements or arrangements to which Array or any of its Affiliates is a party relating to the Product, Array Compounds, Array Patents, or Array Know-How that would limit the rights granted to Novartis under this Agreement or that restrict or will
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result in a restriction on Novartis’ ability to Develop, manufacture, register, use or Commercialize the Array Compounds and the Product in the Territory;

(s)	neither the execution of, nor performance of the terms of, this Agreement breach in any way, the AZ Agreement;

(t)	Array has provided Novartis with a true, correct and complete copy of the AZ Agreement, including any and all amendments thereto;

(u)	Array has provided Novartis with a redacted copy of each agreement under which it obtains rights to any of the Array Patents, which copy sets forth all of Array’s rights and obligations with regard to such agreement. A list of such agreements is attached in Exhibit A to this Agreement;

(v)	neither Array nor any of its Affiliate has committed any act which amounts to a material breach of any of Array’s obligations under any agreement under which it obtains rights to any of the Array Technology;

(w)	notwithstanding anything to the contrary contained in this Agreement, Array has not failed to disclose to Novartis any material fact or circumstance known to Array and relating to any of the Array Compounds or the Products that Array believes would be reasonably material to Novartis in connection with this Agreement or the transactions contemplated herein;

(x)	Array and its Affiliates have followed reasonable practices by conducting periodic patent searches common in the industry to determine whether the Array Compounds or Products infringe the patent rights of a Third Party and has made available to Novartis all such search results; and

(y)	Exhibit H sets forth a complete and accurate list of all Array Compounds that, as of the Effective Date, are not subject to the Right of First Discussion under Section 4.4 of the AZ Agreement (such Array Compounds and all other Array Compounds that are AZ Compounds that, at any time after the Effective Date, are no longer subject to such Right of First Discussion, the “AZ Non-ROFD Compounds”).
     14.3 Covenants.
(a)	Array covenants and agrees that:
(i)	it will not grant any interest in the Array Technology or Joint Technology which is inconsistent with the terms and conditions of this Agreement, nor shall Array assign or otherwise transfer any of
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its right, title or interest in or to the Array Technology or Joint Technology to any Third Party in a manner that would adversely affect Novartis’ rights therein under this Agreement (provided, that any assignee or transferee shall expressly agree that such Array Technology or Joint Technology and its rights therein as subject to this Agreement), and, subject to Section 11.3, Array will use all reasonable precautions to preserve the confidentiality of the Array Know-How and the Joint Know-How that are of a confidential and proprietary nature;

(ii)	it will not grant any Third Party, including any academic organization or agency, any rights to the Array Compounds or Products;

(iii)	it will not amend or modify the terms of any agreement under which it obtains rights to any of the Array Technology (in a manner that would negatively affect the right of Novartis) without the prior written consent of Novartis;

(iv)	Array and its Affiliates will comply with, perform and observe in all material respects all obligations under each agreement under which it obtained rights to any of the Array Technology prior to the Effective Date, and will not commit any act or fail to perform any such obligation which would amount to a default or event of default or which, with the giving of notice, the lapse of time or the happening of any other event or condition would become a default or event of default thereunder or give rise to any right to terminate any such agreement or any part thereof;

(v)	if, at any time after execution of this Agreement, it becomes aware that it or any employee, agent or subcontractor of Array who participated, or is participating, in the performance of any activities hereunder is on, or is being added to the FDA Debarment List or any of the three (3) FDA Clinical Investigator Restriction Lists referenced in Section 14.3(b), it will provide written notice of this to Novartis within two (2) Business Days of its becoming aware of this fact;

(vi)	it shall maintain insurance with respect to its activities and obligations under this Agreement in such amounts as are commercially reasonable in the industry for companies conducting similar business and shall require any of its Affiliates undertaking activities under this Agreement to do the same;

(vii)	upon Novartis’ reasonable request, Array will promptly trigger the Right of First Discussion under Section 4.4 of the AZ Agreement
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with respect to one or more Array Compounds specified by Novartis; and

(viii)	Array shall update Exhibit H, from time to time to reflect any Array Compounds that become AZ Non-ROFD Compounds after the Effective Date but prior to December 17, 2013.
(b)	Each Party covenants that (i) neither such Party nor, to the Knowledge of such Party, any employee, agent or subcontractor of such Party to be involved in the Development of the Array Compounds or the Products, has been debarred under subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 U.S.C. 335a); (ii) no Person who is known by such Party to have been debarred under subsection (a) or (b) of Section 306 of said Act will be employed by such Party in the performance of any activities hereunder; and (iii) to the Knowledge of such Party, no Person on any of the FDA clinical investigator enforcement lists (including, but not limited to, the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List) will participate in the performance of any activities hereunder.
     14.4 No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 14, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF NOVARTIS OR ARRAY; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.
15. INDEMNIFICATION; LIABILITY
     15.1 Indemnification by Array. Array shall indemnify and hold Novartis, its Affiliates and Sublicensees, and their respective officers, directors and employees (“Novartis Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:
(a)	the manufacture of the Array Compounds and/or Products by Array or any of its Affiliates, sublicensees or subcontractors;

(b)	the negligence or willful misconduct of Array or any of its Affiliates, Sublicensees or subcontractors; or

(c)	the breach of any of the covenants, warranties or representations made by Array to Novartis under this Agreement;
provided, however, that Array shall not be obliged to so indemnify, defend and hold harmless the Novartis Indemnitees for any Claims under Sections 15.2(a) through (c) below.
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     15.2 Indemnification by Novartis. Novartis shall indemnify and hold Array, its Affiliates, and their respective officers, directors and employees (“Array Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:
(a)	the manufacture or Commercialization of the Products by Novartis or any of its Affiliates, Sublicensees or subcontractors;

(b)	the negligence or willful misconduct of Novartis or any of its Affiliates, Sublicensees or subcontractors; or

(c)	the breach of any of the covenants, warranties or representations made by Novartis to Array under this Agreement;
provided, however, that Novartis shall not be obliged to so indemnify, defend and hold harmless the Array Indemnitees for any Claims under Sections 15.1(a) through (c) above.
     15.3 Indemnification Procedure.
(a)	For the avoidance of doubt, all indemnification claims in respect of a Novartis Indemnitee or Array Indemnitee shall be made solely by Novartis or Array, respectively.

(b)	A Party seeking indemnification hereunder (“Indemnified Party”) shall notify the other Party (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (“Indemnification Claim Notice”), but the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice shall contain a description of the claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.

(c)	Subject to the provisions of subsections (d) and (e) below, the Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within thirty (30) days after receipt of the Indemnification Claim Notice to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of subsection (d) below shall govern. The assumption of the defense of a Claim by the Indemnifying Party shall not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any
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brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

indemnitee in respect of the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. In the event that it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an Indemnitee harmless from and against the Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any losses incurred by the Indemnifying Party in its defense of the Claim. If the Indemnifying Party does not give written notice to the Indemnified Party, within thirty (30) days after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of subsection (e) below shall govern.

(d)	Upon assumption of the defense of a Claim by the Indemnifying Party: (i) the Indemnifying Party shall have the right to and shall assume sole control and responsibility for dealing with the Claim; (ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party; (iii) the Indemnifying Party shall keep the Indemnified Party informed of the status of such Claim; and (iv) the Indemnifying Party shall have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and shall be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense. In particular, the Indemnified Party shall furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.

(e)	If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in subsection (c) above or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the
[ * ] = Confidential treatment of certain confidential information contained in this document, marked by
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Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Claim and shall not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Claim, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.
     15.4 Third Party Claims Arising from Development. In the event that either Party, its Affiliates, or their respective officers, directors and employees are subject to a Claim arising or resulting from the Development of the Array Compounds or Products and such Claim is not otherwise subject to indemnification by one of the Parties under Section 15.1 or 15.2 above, then the Out-of-Pocket Costs incurred with respect to such Claim shall be deemed Development Costs.
     15.5 Special, Indirect and Other Losses. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 15.
     15.6 No Exclusion. Neither Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or subcontractors.
16. PUBLICATIONS AND PUBLICITY
     16.1 Use of Names. Neither Party shall use the name, symbol, trademark, trade name or logo of the other Party or its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party in each instance (such consent not to be unreasonably withheld or delayed), except for those disclosures for which consent has already been obtained. Notwithstanding the foregoing, Novartis shall be entitled to use the name of Array to the extent necessary or useful in connection with the Development or Commercialization of Products, including in connection with sublicensing and subcontracting transactions.
     16.2 Press Releases and Publicity Related to this Agreement. Each Party agrees not to issue any other press release or other public statement, whether oral or written, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party; provided, however, that Novartis may issue
[ * ] = Confidential treatment of certain confidential information contained in this document, marked by brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

any press releases and other public statements as it deems appropriate in connection with the Development and Commercialization of the Array Compounds and/or Products under this Agreement, provided that Novartis gives Array reasonable advance notice of such press release or public statement.
     16.3 Public Disclosures and Publications Related to Array Compounds or Products.
(a)	Any proposed public disclosure (whether written, electronic, oral or otherwise) by Array relating to any Array Compounds or Product shall require the prior written consent of Novartis, subject to Section 5.5(g) above, and will not be unreasonable withheld. Novartis must take action on such requests within 30 days of written notification. For clarity, nothing in this Section 16.3(a) shall be deemed to prevent Array from disclosing the existence of, and the results from, any clinical trial conducted by or under the authority of Array to the extent that such disclosure is required under applicable law.

(b)	For the avoidance of doubt, Novartis or any of its Affiliates may, without any required consents from Array publish or have published information about clinical trials related to any Product, including the results of such clinical trials. Nonetheless, Array must be informed in writing about such disclosures 30 days prior, and be allowed the opportunity to have input to such disclosure.

(c)	During the period of time that Array Compounds are in Phase I and Phase II clinical trials, publications and disclosures should identify them as ARRY-162 or ARRY-300, as appropriate. During Phase III, ARRY-162 or ARRY-300, as appropriate, should appear at least once is each disclosure along with the appropriate generic name.
     16.4 Disclosures Required By Law. Notwithstanding the provisions of Sections 16.1, 16.2 and 16.3, each Party may make any disclosures required of it to comply with any duty of disclosure it may have pursuant to law or governmental regulation or pursuant to the rules of any recognized stock exchange. In the event of a disclosure required by law, governmental regulation or the rules of any recognized stock exchange, the Parties shall coordinate with each other with respect to the timing, form and content of such required disclosure. If so requested by the other Party, the Party subject to such obligation shall use commercially reasonable efforts to obtain an order protecting to the maximum extent possible the confidentiality of such provisions of this Agreement as reasonably requested by the other Party. If the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum required as determined by the disclosing Party in consultation with its legal counsel. Without limiting the foregoing, each Party shall consult with the other Party on the provisions of this Agreement, together with exhibits or other attachments attached hereto, to be redacted in any filings made by Array or Novartis with the Securities and Exchange Commission (or other regulatory body) or as otherwise required by law.
[ * ] = Confidential treatment of certain confidential information contained in this document, marked by brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     16.5 No Liability for Public Disclosures by Other Party. Notwithstanding any other provision of this Agreement, neither Party shall have any liability or other obligation (either to the other Party or to any other Person) with respect to any press release, publication or other form of public disclosure or statement of the other Party.
17. GENERAL PROVISIONS
     17.1 Assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that: either Party may (i) assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party, that if such assignment would result in material adverse tax consequences to the non-assigning Party, such assignment shall not be made without the non-assigning Party’s consent (not to be withheld unreasonably); and (ii) assign this Agreement in its entirety without the other Party’s consent to an entity that acquires all or substantially all of the business or assets of the assigning Party to which this Agreement relates, whether by merger, acquisition or otherwise, subject, in the case of Array, to the provisions herein applicable to a Change of Control. In the case of any permitted assignment, the assigning Party shall remain responsible for the performance of this Agreement by the assignee. The assigning Party shall provide the other Party with prompt written notice of any such assignment (other than an assignment to an Affiliate). Any permitted assignee shall assume all obligations of its assignor under this Agreement (or related to the assigned portion in case of a partial assignment to a Novartis Affiliate), and no permitted assignment shall relieve the assignor of liability hereunder. Any attempted assignment in contravention of the foregoing shall be void. Subject to the terms of this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
     17.2 Extension to Affiliates. Novartis shall have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Novartis. Novartis shall remain primarily liable for any acts or omissions of its Affiliates. In particular, in the event of a dispute regarding the performance of an Affiliate of either Party, the other Party shall have the right to bring an action against the first Party without joining such Affiliate as a party to such action, or first exhausting the Party bringing the action’s remedy against such Affiliate.
     17.3 Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall continue in full force and effect. The Parties will use their commercially reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible to the original intent of the Parties.
     17.4 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to the conflicts of laws provision thereof.
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     17.5 Dispute Resolution.
(a)	In the event of a dispute relating to the interpretation, performance or alleged breach of this Agreement, the Parties will refer the dispute to the Alliance Managers for discussion and resolution. If the Alliance Managers are unable to resolve any such dispute within thirty (30) days of the dispute being referred to them, either Party may require that the Parties forward the matter to the Senior Officers (or designees with similar authority to resolve such dispute), who shall attempt in good faith to resolve such dispute. If the Senior Officers cannot resolve such dispute within thirty (30) days of the matter being referred to them, either Party shall be free to initiate the arbitration proceedings outlined in subsection (b) below.

(b)	Any unresolved disputes between the Parties relating to the interpretation, performance or alleged breach of this Agreement, whether before or after termination of this Agreement, shall be resolved by final and binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Arbitration shall be held in New York, New York, according to the commercial rules of the International Chamber of Commerce (“ICC”). The arbitration will be conducted by a panel of three arbitrators appointed in accordance with ICC rules; provided that each Party shall within thirty (30) days after the institution of the arbitration proceedings appoint an arbitrator, and such arbitrators shall together, within thirty (30) days, select a third arbitrator as the chairman of the arbitration panel, each arbitrator shall have significant experience in the pharmaceutical business. If the two initial arbitrators are unable to select a third arbitrator within such thirty (30) day period, the third arbitrator shall be appointed in accordance with ICC rules. The arbitrators shall render their opinion within thirty (30) days of the final arbitration hearing. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages under this Agreement and such award is expressly prohibited. Decisions of the panel of arbitrators shall be final and binding on the Parties. Judgment on the award so rendered may be entered in any court of competent jurisdiction. The losing Party to the arbitration (if any) as determined by the arbitrators shall pay the costs of the arbitration.

(c)	For the avoidance of doubt, this Section 17.5 shall not apply to any dispute over any matter over which the JDC has authority to make decisions. Any such dispute shall be resolved solely in accordance with Section 3.4. Notwithstanding any of the other provisions hereof, nothing herein shall limit, restrict or delay a Party’s right to seek and obtain injunctive relief or specific performance from a court of competent
[ * ] = Confidential treatment of certain confidential information contained in this document, marked by
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jurisdiction in order to protect its interests without first complying with this Section 17.5.
     17.6 Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement, or for other nonperformance hereunder, if such delay or nonperformance is caused by strike, stoppage of labor, lockout or other labor trouble, fire, flood, accident, war, act of terrorism or of the government of any country or of any local government, or by cause unavoidable or beyond the control of any Party hereto. In such event, the Party affected will use commercially reasonable efforts to resume performance of its obligations.
     17.7 Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.
     17.8 Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Array and Novartis, or to constitute one as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.
     17.9 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by fax (with written confirmation of receipt), provided that a copy is immediately sent by an internationally recognized overnight delivery service (receipt requested); or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by notice):
If to Array:
Array BioPharma, Inc.
3200 Walnut Street
Boulder, Colorado 80301
Attn: COO
Fax: 303-381-6697
with a copy to:
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
[ * ] = Confidential treatment of certain confidential information contained in this document, marked by brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Palo Alto California 94360
Attn: Ken Clark
Fax: 650-493-6811
If to Novartis:
Novartis International Pharmaceutical Ltd.
131 Front Street
Hamilton HM 12 Bermuda
Attn: General Manager
Fax: (441) 296-5083
with a copy to:
Novartis Institutes for BioMedical Research, Inc.
220 Massachusetts Avenue
Cambridge, Massachusetts 02139
Attn: General Counsel
Fax: (617) 871-3354
and
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Adam H. Golden
Fax: (212) 836-8689
     17.10 Further Assurances. Novartis and Array hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.
     17.11 Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all applicable laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any applicable law.
     17.12 No Third Party Beneficiary Rights. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights to any Third Party (including any third party beneficiary rights).
     17.13 English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.
[ * ] = Confidential treatment of certain confidential information contained in this document, marked by brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     17.14 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.
     17.15 Entire Agreement. This Agreement, together with its Exhibits, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter. All information related to the subject matter of this Agreement previously exchanged under the Confidentiality Agreement between Array and Novartis Institutes for BioMedical Research, Inc. (an Affiliate of Novartis), dated February 7, 2006, as amended, shall remain protected under Article 11 of this Agreement as if disclosed under this Agreement. In the event of any conflict between a substantive provision of this Agreement and any Exhibit hereto, the substantive provisions of this Agreement shall prevail.
     17.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     17.17 Reserved.
     17.18 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
     17.19 Privacy of Personal Information.
(a)	In the course of performance of this Agreement, Array may acquire the Personal Information of individuals from various sources and countries. Array will, and will cause its Affiliates and agents to, process all Personal Information it acquires under or in connection with this Agreement in compliance with all applicable data protection laws, including but not limited to the data protection laws of the European Union, European Economic Area, Switzerland, the United States and various localities therein. Array acknowledges that the requirements under such data protection laws may exceed the requirements applicable to confidential information set forth in Article XI. Novartis may, on reasonable prior notice, audit Array’s compliance with such data protection laws.

(b)	This Agreement contains the Personal Information of one or more individuals. This Agreement, and the Personal Information contained herein, from time to time may be transferred to, stored or otherwise processed in the United States or other countries that have privacy and data protection laws that differ from, or are not as stringent as, those where the Agreement was executed or where the individual(s) resides. The Personal Information disclosed in this Agreement will be used for
[ * ] = Confidential treatment of certain confidential information contained in this document, marked by brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the purposes of administration and enforcement of this Agreement and/or other actual or potential legal and business transactions involving the Parties. Storage or processing of Personal Information disclosed in this Agreement may be electronic and/or off line. Execution and delivery of this Agreement constitutes the representation by each Party to this Agreement that if required by the privacy laws applicable to such individuals, the individuals identified herein by such Party have been notified of and have consented to, the transfer, storage, and processing of such Personal Information, as described in this paragraph.
     17.20 Corporate Citizenship. Novartis gives preference to third parties who share Novartis’ societal and environmental values, as set forth in the Novartis Policy on Corporate Citizenship and Novartis Corporate Citizenship Guideline #5, both of which are attached as Exhibit F and incorporated herein by reference. Accordingly, each Party represents and warrants that this Agreement will be performed in material compliance with all applicable laws and regulations, including, without limitation, laws and regulations relating to health, safety and the environment, fair labor practices and unlawful discrimination.
[ * ] = Confidential treatment of certain confidential information contained in this document, marked by brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

           IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

NOVARTIS INTERNATIONAL PHARMACEUTICAL LTD.		ARRAY BIOPHARMA, INC.

By:		By:

	Name:		Name:
	Title:		Title:

By:

Name:
Title:

[ * ] = Confidential treatment of certain confidential information contained in this document, marked by brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[ * ] = Confidential treatment of certain confidential information contained in this document, marked by brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
EXHIBIT A
ARRAY PATENTS
[***]

[ * ] = Confidential treatment of certain confidential information contained in this document, marked by brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
License, assignment, distribution or other agreements relating to Array Patents and Array Know-How – Copies provided to Novartis:
[***]
[ * ] = Confidential treatment of certain confidential information contained in this document, marked by brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2

[ * ] = Confidential treatment of certain confidential information contained in this document, marked by brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
EXHIBIT B
SAMPLE INVOICE
Invoice

	contact person	[Array]
[ARRAY LOGO]	position	address

Tel +1xxxx
Fax +1xxxx
E-mail: xxxx

[Date]	INVOICE
Novartis International Pharmaceutical Ltd.	Invoice number: XX
Attn: Rebecca White
131 Front Street
Hamilton HM 12 Bermuda
Date
RE: Licensing Agreement,
Array BioPharma, Inc. and Novartis International Pharmaceutical Ltd., effective as of (date).
Description.

Total Payable	U.S Dollars xxxxxxx
Payment terms
Bank Wire information:

Bank Name:	XX
Account No.:	XX
IBAN:	XX

[ * ] = Confidential treatment of certain confidential information contained in this document, marked by brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
EXHIBIT C
DEVELOPMENT PLAN
[***]

[ * ] = Confidential treatment of certain confidential information contained in this document, marked by brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
EXHIBIT D
EXISTING QUANTITIES OF PRODUCT
[***]

[ * ] = Confidential treatment of certain confidential information contained in this document, marked by brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
EXHIBIT E
CALCULATION OF ROYALTY RATE REDUCTION
[***]
[ * ] = Confidential treatment of certain confidential information contained in this document, marked by brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2

EXHIBIT F
NOVARTIS POLICY ON CORPORATE CITIZENSHIP AND NOVARTIS
CORPORATE CITIZENSHIP GUIDELINE #5
To be attached

[ * ] = Confidential treatment of certain confidential information contained in this document, marked by brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
EXHIBIT G
ARRAY PATENTS WITH AZ INVENTORS
[***]

[ * ] = Confidential treatment of certain confidential information contained in this document, marked by brackets, is being sought pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
EXHIBIT H
AZ NON-ROFD COMPOUNDS
AR00364922
AR00365020
AR00421067
AR00421256
AR00421672
AR00423407
AR00423409
AR00424071
AR00424164
AR00424367
AR00424569
AR00424627
AR00424703
AR00424739
AR00424788
AR00424789
AR00424790
AR00425329
AR00425330
AR00425995
AR00425996
AR00426185
AR00426254
AR00426256
AR00426257
AR00426274
AR00426357
AR00426358
AR00426359
AR00426392
AR00426393
AR00426396
AR00426397
AR00426487
AR00426489
AR00426490
AR00426501
AR00426502
AR00426615
AR00426616
AR00426617
AR00426621
AR00426622
AR00426623
AR00426661
AR00426663
AR00426704
AR00426705
AR00426706
AR00426745
AR00426789
AR00426790
AR00427635
AR00427636
AR00427637
AR00427692
AR00427699
AR00427701
AR00427722
AR00427961
AR00427962
AR00428175
AR00428176
AR00428239
AR00428240
AR00428241
AR00428242
AR00428243
AR00429063
AR00429064
AR00429120
AR00429121
AR00429123
AR00429124
AR00429228
AR00429257
AR00429566
AR00429573
AR00430422
AR00431074
AR00431075
AR00431079
AR00431102
AR00438292
AR00440247
AR00440248
AR00440249
AR00440254
AR00440255
AR00440259
AR00440260
AR00442613
AR00454470
AR00454755